As filed with the Securities & Exchange Commission on March 22, 2001
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                        WEBB INTERACTIVE SERVICES, INC.
             (Exact name of registrant as specified in its charter)


                                    Colorado
         (State or other jurisdiction of incorporation or organization)

                                   84-1293864
                      (I.R.S. Employer Identification No.)

                            1899 Wynkoop, Suite 600
                            Denver, Colorado  80202
                                 (303) 296-9200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Perry Evans
                        Webb Interactive Services, Inc.
                            1899 Wynkoop, Suite 600
                            Denver, Colorado  80202
                                 (303) 296-9200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                        CALCULATION OF REGISTRATION FEE


                                                                                     Proposed
 Title of each class                                     Proposed                     maximum
 of securities to be          Amount to be           Maximum offering           aggregate offering                  Amount of
      registered               registered           price per unit (1)               price (1)                   registration fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no
par value                     5,166,979(2)                 $1.75                   $9,042,213.20                      $2,260.55


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of Regulation C as of the close of the market on March 20, 2001.
(2) Common stock issuable by Webb: (i) upon the conversion of series B-2 convertible preferred stock (391,282 shares); (ii) upon the conversion of series C-1 convertible preferred stock (1,000,000 shares); (iii) upon the conversion of series C-2 convertible preferred stock (1,000,000 shares);
     (iv) upon the conversion of outstanding promissory notes in the principal amount of $2,654,110 (1,061,644 shares), and upon the conversion of interest accruing under such notes from January 1, 2001 through their maturity date, August 25, 2002, in the aggregate amount of $469,814 (187,926 shares) assuming all such interest is paid in additional notes; and (v) upon the exercise of stock purchase warrants (1,021,991 shares). The amount of shares being registered also includes 504,136 shares of common stock currently held by the selling shareholder. The shares include any additional shares issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


SUBJECT TO COMPLETION, DATED MARCH 22, 2001                          PROSPECTUS


                        WEBB INTERACTIVE SERVICES, INC.

     This is a public offering of a maximum of 5,166,979 shares of common stock of Webb Interactive Services, Inc., including up to 4,662,843 shares which are reserved for issuance: (i) upon the conversion of series B-2 convertible preferred stock (391,282 shares); (ii) upon the conversion of series C-1 convertible preferred stock (1,000,000 shares); (iii) upon the conversion of series C-2 convertible preferred stock (up to 1,000,000 shares); (iv) upon the conversion of outstanding promissory notes in the principal amount of $2,654,110 (1,061,644 shares), and upon the conversion of interest accruing under such notes from January 1, 2001 thorough their maturity date, August 25, 2002, in the aggregate amount of $469,814 (187,926 shares) assuming all such interest is paid in additional notes; and (v) upon the exercise of stock purchase warrants (up to 1,021,991 shares). The maximum number of shares being offered also includes 504,136 shares of common stock currently held by the selling shareholder.

     As of the date of this prospectus, the series C-2 convertible preferred stock and the accompanying warrant have not been issued. The selling shareholder is required to purchase and we are required to sell the series C-2 convertible preferred stock and warrant providing that: the registration statement which includes this prospectus has been declared effective by the Securities and Exchange Commission and has been effective for 15 days; our common stock continues to be listed on the Nasdaq National Market; our average market capitalization for the three trading days immediately preceding the closing of the sale of these securities is at least $32,300,000, adjusted to the extent of any increase or decrease in the number of our outstanding shares of common stock; our representations and warranties in our agreement with the selling shareholder are true and correct in all material respects at the time of the closing; and there has been no material adverse change in our business, financial condition, properties, prospects or results of operation. The purchase price for the series C-2 convertible preferred stock and warrant is $2,500,000. The series C-2 convertible preferred stock is to be convertible into our common stock at a price equal to the least of: (i) 80% of the average market price for our common stock for the three trading days preceding the closing; (ii) 80% of the closing bid price for our common stock on the trading day preceding the closing; and (iii) $7.50. The series C-2 warrant is to represent the right to acquire one share of common stock for every five shares into which the series C-2 convertible preferred stock is convertible at an exercise price equal to 150% of the conversion price for the preferred stock.

     The selling shareholder is offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares of common stock; however, 821,991 of the shares offered by the selling shareholder are issuable upon the exercise of an outstanding stock purchase warrants at exercise prices ranging from $3.75 to $9.3343 per share. In addition, in the event that the conversion price for this C-2 convertible preferred stock is $2.50, then the series C-2 warrant will represent the right to acquire from us 200,000 shares at $3.75 per share. The C-2 warrant would represent the right to purchase 66,666 shares at $11.25 per share if the conversion price is the $7.50 maximum conversion price. If these warrants were exercised in full, assuming that the series C-2 warrant is issued, we would receive gross proceeds of $4,671,402.

     The Nasdaq National Market lists our common stock under the symbol WEBB.

     Investing in our common stock involves risks. You should not purchase our common stock unless you can afford to lose your entire investment. See "Risk Factors" beginning on page 2 of this prospectus.

     Because the selling shareholder will offer and sell the shares at various times, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.


               The date of this prospectus is ________ __, 2001

                        WEBB INTERACTIVE SERVICES, INC.

     Webb provides innovative advanced online commerce and communication solutions for businesses. Our AccelX (Accelerating Local Exchange) products and services provide businesses with powerful XML-based web-site development and communication tools to attract customers, generate leads, increase buyer-seller interaction and strengthen customer relationship management. Our Jabber.com, Inc. subsidiary is building a business around commercializing the Jabber.org open-source, distributed server, XML-based real time communications architecture by offering commercial-grade software solutions and hosting services for large enterprises and internet service providers.

     We distribute our AccelX products and services on a private-label basis to high-volume distribution partners such as yellow page directory publishers, newspapers, city guides, vertical market portals and other aggregators of local businesses. Our AccelX products may be either licensed or delivered on an application service provider business model whereby we host the software on our servers and deliver and manage the service on behalf of our distribution partners. Generally, these services are provided on a revenue-share basis providing us with recurring revenues as our distribution partners sell these services to their small business customers. This distribution model is designed to provide us with a growing base of businesses using one or more of our services who are ideal customers for additional AccelX services.

     Prior to January 2000, we were organized around our primary market focus on local commerce services, with an additional business unit dedicated to e-banking services. During the third quarter of fiscal 2000, we discontinued our e-banking business. In January 2000, we formed a new subsidiary in order to commercialize separately the Jabber.org instant messaging system from our AccelX business. We intend to seek participation from external partners to help us maximize the value of the instant messaging business.

     During July 2000, we completed a business plan for our Jabber.com subsidiary. The plan focuses Jabber.com's business development efforts on three areas:

 .  Providing professional services to help companies implement, customize and host instant messaging applications;
 .  Developing instant messaging services for businesses, which may be either licensed or delivered on an application service provider business model; and . Developing open gateway services through strategic relationships with companies in the areas of Internet protocol telephony, mobile services, customer services and exchange services.

On March 1, 2001, Jabber released the Jabber Commercial Server 2.0, highly scaleable instant messaging software that provides businesses desiring to deploy Jabber instant messaging services with enhanced performance, scalability, reliability and security compared to the Jabber open-source software. To date, Jabber.com's activities have focused primarily on promoting the wide-spread use of the Jabber open-source instant messaging protocol, providing professional services to businesses desiring to test the Jabber open-source platform and developing the Jabber Commercial Server 2.0 software.

     We were incorporated under the laws of the State of Colorado on March 22, 1994. Our executive offices are located at 1899 Wynkoop, Suite 600, Denver, Colorado 80202, telephone number (303) 296-9200.


                                  RISK FACTORS

     Our limited operating history could affect our business. We were founded in March 1994 and commenced sales in February 1995. Subsequently, our business model has changed periodically to reflect changes in technology and markets. Accordingly, we have a limited operating history for our current business model upon which you may evaluate us. Our business is subject to the risks, exposures and difficulties frequently encountered by companies with a limited operating history including:

     .  Limited ability to respond to competitive developments;

     . Exaggerated effect of unfavorable changes in general economic and market conditions;

     .    Difficulty in attracting and retaining qualified personnel;

     . Limited ability to develop and introduce new product and service offerings;

     . Limited ability to adjust the business plan to address marketplace and technological changes; and

     .    Difficulty in obtaining operating capital.

There is no assurance we will be successful in addressing these risks. If we are unable to successfully address these risks our business could be significantly adversely affected.

     We have accumulated losses since inception and we anticipate that we will continue to accumulate losses for the foreseeable future. We have incurred net losses since inception totaling approximately $91.3 million through December 31, 2000. In addition, we expect to incur additional substantial operating and net losses in 2001 and for one or more years thereafter. We expect to incur these additional losses because:

     . We currently intend to increase our capital expenditures and operating expenses to cover the increasing activities of our Jabber.com, Inc. subsidiary; and

     . We recorded goodwill and other intangible assets totaling approximately $24 million in connection with the acquisitions of three businesses which will be amortized over their estimated useful lives of approximately three years.

     The accumulated deficit at December 31, 2000, included approximately $51.1 million of non-cash expenses related to the issuance of preferred stock and warrants in financing transactions, stock and stock options issued for services, warrants issued to four customers, interest expense on 10% convertible notes payable and amortization of assets acquired through the issuance of our securities. The current competitive business and capital environments likely will result in our issuance of similar securities in future financing transactions or to other companies as an inducement for them to enter into a business relationship with us. While these transactions represent non-cash charges, they will increase our expenses and net loss and our net loss applicable to common shareholders.

     If we are unable to raise additional working capital funds, we may not be able to sustain our operations. We believe that our present cash and cash equivalents, working capital and commitments for additional equity investments will be adequate to sustain our current level of operations only until June 2001. We will, therefore, need to obtain additional capital to fund our businesses. There is no assurance that we will be able to raise additional funds if required in amounts required or upon acceptable terms. If we cannot raise additional funds when needed, we may be required to curtail or scale back our operations. These actions could have a material adverse effect on our business, financial condition or results of operations.

     We may never become or remain profitable. Our ability to become profitable depends on the ability of our products and services to generate revenues in excess of our expenses. The success of our revenue model will depend upon many factors including:

     . The success of our distribution partners in marketing their products and services; and

     . The extent to which consumers and businesses use our products and services.

     Because of the new and evolving nature of the Internet, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. Additionally, our customer contracts may result in significant license or development revenue in one quarter, which will not recur in the next quarter for that customer. As a result, it is likely that components of our revenue will be volatile, which may cause our stock price to be volatile as well.

     Our business depends on the growth of the Internet and its acceptance as a platform for business commerce and communication. Our business plan assumes that the Internet will develop into a significant source of business-related communication and communication interactivity. However, the Internet market is new and rapidly evolving and there is no assurance that the Internet will develop in this manner. If the Internet does not develop in this manner, our business, operating results and financial condition would be materially adversely affected. Numerous factors could prevent or inhibit the development of the Internet in this manner, including:

     . The failure of the Internet's infrastructure to support Internet usage or electronic commerce;

     . The failure of businesses developing and promoting Internet commerce to adequately secure the confidential information, such as credit card numbers, needed to carry out Internet commerce; and

     .  Regulation of Internet activity.

     Use of many of our products and services will be dependent on distribution partners. Because we have elected to partner with other companies for the distribution of many of our products and services, many users of our products and services are expected to utilize our services through our distribution partners. As a result, our distribution partners, and not us, will substantially control the customer relationship with these users. If the business of the companies with whom we partner is adversely affected in any manner, our business, operating results and financial condition could be materially adversely affected.

     We may be unable to develop desirable products. Our products are subject to rapid obsolescence and our future success will depend upon our ability to develop new products and services that meet changing customer and marketplace requirements. There is no assurance that we will be able to successfully:

     . Identify new product and service opportunities; or . Develop and introduce new products and services to market in a timely manner.

     In addition, even if we are able to identify new opportunities, our working capital constraints may not permit us to pursue them. If we are unable to identify and develop and introduce new products and services on a timely basis, our business, operating results and financial condition could be materially adversely affected.

     Our products and services may not be successful. A suitable market for our products and services may not develop or, if it does develop, it may take years for the market to become large enough to support significant business opportunities. Even if we are able to successfully identify, develop, and introduce new products and services there is no assurance that a market for these products and services will materialize to the size and extent that we anticipate. If a market does not materialize as we anticipate, our business, operating results, and financial condition could be materially adversely affected. The following factors could affect the success of our products and services and our ability to address sustainable markets:

     . The failure of our business plan to accurately predict the rate at which the market for Internet products and services will grow;
     . The failure of our business plan to accurately predict the types of products and services the future Internet marketplace will demand;
     .  Our limited experience in marketing our products and services;
     . Our limited working capital may not allow us to commit the resources required to adequately support the introduction of new products and services.
     . The failure of our business plan to accurately predict our future participation in the Internet marketplace;
     . The failure of our business plan to accurately predict the estimated sales cycle, price and acceptance of our products and services;
     . The development by others of products and services that renders our products and services noncompetitive or obsolete; or
     . Our failure to keep pace with the rapidly changing technology, evolving industry standards and frequent new product and service introductions that characterize the Internet marketplace.

     The intense competition that is prevalent in the Internet market could have a material adverse effect on our business. Our current and prospective competitors include many companies whose financial, technical, marketing and other resources are substantially greater than ours. There is no assurance that we will have the financial resources, technical expertise or marketing, sales and support capabilities to compete successfully. The presence of these competitors in the Internet marketplace could have a material adverse effect on our business, operating results or financial condition by causing us to:

     .    Reduce the average selling price of our products and services; or

     .    Increase our spending on marketing, sales and product development.

     There is no assurance that we would be able to offset the effects of any such price reductions or increases in spending through an increase in the number of our customers, higher sales from premium services, cost reductions or otherwise. Further, our financial condition may put us at a competitive disadvantage relative to our competitors. If we fail to, or cannot, meet competitive challenges, our business, operating results and financial condition could be materially adversely affected.

     A limited number of our customers generate a significant portion of our revenues. We had three customers representing 66% of revenues for the year ended December 31, 2000, and three customers representing 68% of revenues for the year ended December 31, 1999. There is no assurance that we will be able to attract or retain major customers. The loss of, or reduction in demand for products or services from major customers could have a material adverse effect on our business, operating results, cashflow and financial condition.

     The sales cycle for our products and services is lengthy and unpredictable. While our sales cycle varies from customer to customer, it typically has ranged from two to nine months or more. Our pursuit of sales leads typically involves an analysis of our prospective customer's needs, preparation of a written proposal, one or more presentations and contract negotiations. We often provide significant education to prospective customers regarding the use and benefits of our Internet technologies and services. Our sales cycle may also be affected by a prospective customer's budgetary constraints and internal acceptance reviews, over which we have little or no control. In order to quickly respond to, or anticipate, customer requirements, we may begin development work prior to having a signed contract, which exposes us to the risk that the development work will not be recovered from revenue from that customer.

     It may take one or more years for our business model to generate significant revenues which could increase our requirement for investment capital and could have an adverse effect on our ability to become profitable. Many of our products and services, particularly our AccelX products and services, are offered on a revenue-share basis. Once we have sold our products and services, it may take three or more months for them to be integrated into our customers' businesses and product offerings. Further, even after our customers have begun to market our products and services to their customers, our limited operating history does not enable us to predict how long it generally will take before their customers will begin to use our products and services in sufficient quantity to provide us with significant recurring revenues. As a result, even if significant business for our products and services does develop, we may not recognize meaningful revenues from this business for many months or possibly even for one or more years. This could require that we raise significant additional investment capital to sustain our operations and could have a materially adverse effect on our ability to become profitable within the next one or more years.

     We may be unable to adjust our spending to account for potential fluctuations in our quarterly results. As a result of our limited operating history, we do not have historical financial data for a sufficient number of periods on which to base planned operating expenses. Therefore, our expense levels are based in part on our expectations as to future sales and to a large extent are fixed. We typically operate with little backlog and the sales cycles for our products and services may vary significantly. As a result, our quarterly sales and operating results generally depend on the volume and timing of and the ability to close customer contracts within the quarter, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected sales shortfalls. If we were unable to so adjust, any significant shortfall of demand for our products and services in relation to our expectations would have an immediate adverse effect on our business, operating results and financial condition. Further, we currently intend to increase our capital expenditures and operating expenses to fund the operations of our Jabber.com, Inc. subsidiary. To the extent that such expenses precede or are not subsequently followed by increased sales, our business, operating results and financial condition will be materially adversely affected.

     We may be unable to retain our key executives and research and development personnel. Our future success also depends in part on our ability to identify, hire and retain additional personnel, including key product development, sales, marketing, financial and executive personnel. Competition for such personnel is intense and there is no assurance that we can identify or hire additional qualified personnel.

     Executives and research and development personnel who leave us may compete against us in the future. We generally enter into written nondisclosure and nonsolicitation agreements with our officers and employees which restrict the use and disclosure of proprietary information and the solicitation of customers for the purpose of selling competing products or services. However, we generally do not require our employees to enter into non-competition agreements. Thus, if any of these officers or key employees left, they could compete with us, so long as they did not solicit our customers. Any such competition could have a material adverse effect on our business.

     We may be unable to manage our expected growth. If we are able to implement our growth strategy, we will experience significant growth in the number of our employees, the scope of our operating and financial systems and the geographic area of our operations. There is no assurance that we will be able to implement in whole or in part our growth strategy or that our management or other resources will be able to successfully manage any future growth in our business. Any failure to do so could have a material adverse effect on our operating results and financial condition.

     We may be unable to protect our intellectual property rights. Intellectual property rights are important to our success and our competitive position. There is no assurance that the steps we take to protect our intellectual property rights will be adequate to prevent the imitation or unauthorized use of our intellectual property rights. Policing unauthorized use of proprietary systems and products is difficult and, while we are unable to determine the extent to which piracy of our software exists, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect software to the same extent as do the laws of the United States. Even if the steps we take to protect our proprietary rights prove to be adequate, our competitors may develop services or technologies that are both non-infringing and substantially equivalent or superior to our services or technologies.

     Computer viruses and similar disruptive problems could have a material adverse effect on our business. Our software and equipment may be vulnerable to computer viruses or similar disruptive problems caused by our customers or other Internet users. Our business, financial condition or operating results could be materially adversely affected by:

     . Losses caused by the presence of a computer virus that causes us or third parties with whom we do business to interrupt, delay or cease service to our customers;

     . Losses caused by the misappropriation of secured or confidential information by a third party who, in spite of our security measures, obtains illegal access to this information;

     . Costs associated with efforts to protect against and remedy security breaches; or

     . Lost potential revenue caused by the refusal of consumers to use our products and services due to concerns about the security of transactions and commerce that they conduct on the Internet.

     Future government regulation could materially adversely affect our business. There are currently few laws or regulations directly applicable to access to, communications on, or commerce on the Internet. Therefore, we are not currently subject to direct regulation of our business operations by any government agency, other than regulations applicable to businesses generally. Due to the increasing popularity and use of the Internet, however, federal, state, local, and foreign governmental organizations have, from time to time, considered a number of legislative and regulatory proposals related to the Internet. The adoption of any of these laws or regulations may decrease the growth in the use of the Internet, which could, in turn:

     .    Decrease the demand for our products and services;

     .    Increase our cost of doing business; or

     . Otherwise have a material adverse effect on our business, results of operations and financial condition.

     Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Our business, results of operations and financial condition could be materially adversely affected by the application or interpretation of these existing laws to the Internet.

     Our articles of incorporation and bylaws may discourage lawsuits and other claims against our directors. Our articles of incorporation provide, to the fullest extent permitted by Colorado law, that our directors shall have no personal liability for breaches of their fiduciary duties to us. In addition, our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Colorado law. These provisions may reduce the likelihood of derivative litigation against directors and may discourage shareholders from bringing a lawsuit against directors for a breach of their duty.

     The price of our common stock has been highly volatile due to factors that will continue to affect the price of our stock. Our common stock closed as high as $67.75 per share and as low as $1.43 per share between January 1, 2000 and March 20, 2001. Historically, the over-the-counter markets for securities such as our common stock have experienced extreme price and volume fluctuations.
Some of the factors leading to this volatility include:

     . Price and volume fluctuations in the stock market at large that do not relate to our operating performance;
     .  Fluctuations in our quarterly revenue and operating results;
     .  Announcements of product releases by us or our competitors;
     . Announcements of acquisitions and/or partnerships by us or our competitors; and
     . Increases in outstanding shares of common stock upon exercise or conversion of derivative securities.

     These factors may continue to affect the price of our common stock in the future.

     We have issued numerous options, warrants, and convertible securities to acquire our common stock that could have a dilutive effect on our shareholders. As of March 20, 2001, we had issued warrants and options to acquire 4,369,960 shares of our common stock, exercisable at prices ranging from $1.875 to $58.25 per share, with a weighted average exercise price of approximately $10.87 per share. In addition to these warrants and options, we have reserved 2,640,852 shares of common stock for issuance upon conversion of our 10% convertible notes and series B-2 and C-1 convertible preferred stock. We have also reserved up to 1,200,000 shares for issuance upon conversion of the series C-2 convertible preferred stock and exercise of the series C-2 warrant which may be purchased by the selling shareholder. During the terms of these derivative securities, the holders will have the opportunity to profit from an increase in the market price of our common stock with resulting dilution to the holders of shares who purchased shares for a price higher than the respective exercise or conversion price. In addition, the increase in the outstanding shares of our common stock as a result of the exercise or conversion of these derivative securities could result in a significant decrease in the percentage ownership of our common stock by current and future holders of our common stock.

     The potentially significant number of shares issuable upon conversion of our 10% convertible notes and convertible preferred stock could make it difficult to obtain additional financing. Due to the significant number of shares of our common stock which could result from a conversion of our 10% convertible notes and series B-2, C-1 and C-2 convertible preferred stock, new investors may either decline to make an investment in Webb due to the potential negative effect this additional dilution could have on their investment or require that their investment be on terms at least as favorable as the terms of the notes or convertible preferred stock. If we are required to provide similar terms to obtain required financing in the future, the potential adverse effect of these financings could be perpetuated and significantly increased.

     Future sales of our common stock in the public market could adversely affect the price of our common stock. Sales of substantial amounts of common stock in the public market that is not currently freely tradable, or even the potential for such sales, could have an adverse affect on the market price for shares of our common stock and could impair the ability of purchasers of our common stock to recoup their investment or make a profit. As of March 20, 2001, these shares consist of:

     . Approximately 282,000 shares owned by our executive officers and directors of our outstanding common stock ("Affiliate Shares");

     . Up to 2,640,852 shares issuable upon conversion of the 10% convertible notes and series B-2 and C-1 preferred stock;
     .  Approximately 4,369,960 shares issuable to warrant and option holders;
        and
     . Up to 1,200,000 shares issuable upon conversion of the series C-2 convertible preferred stock and exercise of the series C-2 warrant which may be issued to the selling shareholder.

     Unless the Affiliate Shares are further registered under the securities laws, they may not be resold except in compliance with Rule 144 promulgated by the SEC, or some other exemption from registration. Rule 144 does not prohibit the sale of these shares but does place conditions on their resale which must be complied with before they can be resold.

     Future sales of our common stock in the public market could limit our ability to raise capital. Sales of substantial amounts of our common stock in the public market pursuant to Rule 144, upon exercise or conversion of derivative securities or otherwise, or even the potential for such sales, could affect our ability to raise capital through the sale of equity securities.

     Provisions in our articles of incorporation allow us to issue shares of stock that could make a third party acquisition of us difficult. Our Articles of Incorporation authorize our Board of Directors to issue up to 60,000,000 shares of common stock and 5,000,000 shares of preferred stock in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by our shareholders. Preferred stock authorized by the Board of Directors may include voting rights, preferences as to dividends and liquidation, conversion and redemptive rights and sinking fund provisions. If the Board of Directors authorizes the issuance of preferred stock in the future, this authorization could affect the rights of the holders of common stock, thereby reducing the value of the common stock, and could make it more difficult for a third party to acquire us, even if a majority of the holders of our common stock approved of an acquisition.

     The issuance of our 10% convertible notes payable and convertible preferred stock has required us to record non-cash expenses which, in turn, increased our
net loss applicable to common shareholders.   Based on generally accepted
accounting principles, we recorded a non-cash expense of approximately $426,000 as additional interest expense and $12.5 million of accretion expense for the year ended December 31, 2000, as a result of the issuance of our 10% convertible notes and the issuance of our series B and B-2 preferred stock, respectively.
We will record additional non-cash expenses of approximately $5,300,000 for the quarter ending March 31, 2001, in connection with the issuance of the series C-1 convertible preferred stock and accompanying warrant and $470,000.during the two years ending December 31, 2002, related to the issuance of the notes unless they are converted to common stock prior to their maturity date, in which case it will be less. In addition, we will incur significant additional noncash expenses if we issue the series C-2 convertible preferred stock and accompanying warrant to the selling shareholder.

     We do not anticipate paying dividends on our common stock for the foreseeable future. We have never paid dividends on our common stock and do not intend to pay any dividends on our common stock in the foreseeable future. Any decision by us to pay dividends on our common stock will depend upon our profitability at the time, cash available therefore, and other factors. We anticipate that we will devote profits, if any, to our future operations.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus and the documents incorporated by reference in this prospectus under the captions "Webb Interactive Services, Inc." and "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the reform act. Forward-looking statements may be identified by the use of the terminology such as may, will, expect, anticipate, intend, believe, estimate, should, or continue or the negatives of these terms or other variations on these words or comparable terminology. To the extent that this prospectus contains forward-looking statements regarding the financial condition, operating results, business prospects or any other aspect of Webb, you should be aware that our actual financial condition, operating results and business performance may differ materially from that projected or estimated by us in the forward-looking statements. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from their current expectations. These differences may be caused by a variety of factors, including but not limited to adverse economic conditions, intense competition, including entry of new competitors, inability to obtain sufficient financing to support our operations, progress in research and development activities, variations in costs that are beyond our control, adverse federal, state and local government regulation, unexpected costs, lower sales and net income, or higher net losses than forecasted, price increases for equipment, inability to raise prices, failure to obtain new customers, the possible fluctuation and volatility of our operating results and financial condition, inability to carry out marketing and sales plans, loss of key executives, and other specific risks that may be alluded to in this prospectus.


                                USE OF PROCEEDS

     The selling shareholder is offering all of the shares to be sold. We will not receive any of the proceeds from the offer and sale of the shares of common stock; however, 821,991 of the shares offered by the selling shareholder are issuable upon the exercise of an outstanding stock purchase warrants at exercise prices ranging from $3.75 to $9.3343 per share. In addition, in the event that the conversion price for this C-2 convertible preferred stock is $2.50, then the series C-2 warrant will represent the right to acquire from us a maximum of 200,000 shares at $3.75 per share. The C-2 warrant would represent the right to purchase 66,666 shares at $11.25 per share if the conversion price is the $7.50 maximum conversion price. If these warrants were exercised in full, assuming that the series C-2 warrant is issued, we would receive gross proceeds of $4,671,402.


                  MANAGEMANENT'S  DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Webb provides innovative advanced XML-based online commerce and communication solutions for businesses. Our AccelX product line of XML-based commerce and buyer-seller interaction products and services provides businesses with powerful web-site development and communication tools to attract customers, generate leads, increase buyer-seller interaction and strengthen customer relationship management. Our Jabber.com, Inc. subsidiary is building a business around commercialization of the Jabber.org open-source distributed server, XML-based real time communication architecture by offering commercial-grade software solutions and hosting services for large enterprise and internet service providers.

     We distribute our AccelX products and services on a private-label basis to high-volume distribution partners such as yellow page directory publishers, newspapers, city guides, vertical market portals and other aggregators of local businesses. Our AccelX products may be either licensed or delivered on an application service provider business model whereby we would host the software on our servers and expect to deliver and manage the service on behalf of our distribution partners. Generally, these services are provided on a revenue-share basis providing us with recurring revenues as our distribution partners sell these services to their small business customers. This distribution model is designed to provide us with a growing base of businesses using one or more of our services who are ideal customers for additional AccelX services.

     Prior to January 2000, we were organized around our primary market focus on local commerce services, with an additional business unit dedicated to e-banking services. During the third quarter of fiscal 2000, we discontinued our e-banking business. In January 2000, we formed a new subsidiary in order to commercialize separately the Jabber.org instant messaging system from our AccelX business. We intend to seek participation from external partners to help us maximize the value of the instant messaging business.

     During July 2000, we completed a business plan for our Jabber.com subsidiary. The plan focuses Jabber.com's business development efforts on three areas:

     . Providing professional services to help companies implement, customize and host instant messaging applications;

     . Developing instant messaging services for businesses, which may be either licensed or delivered on an application service provider business model; and

     . Developing open gateway services through strategic relationships with companies in the areas of Internet protocol telephony, mobile services, customer services and exchange services.

     On March 1, 2001, Jabber released the Jabber Commercial Server 2.0, highly scaleable instant messaging software that provides businesses desiring to deploy Jabber instant messaging services with enhanced performance, scalability, reliability and security compared to the Jabber open-source software. To date, Jabber.com's activities have focused primarily on promoting the wide-spread use of the Jabber open-source instant messaging protocol, providing professional services to businesses desiring to test the Jabber open-source platform and developing the Jabber Commercial Server 2.0 software.

     We have incurred losses from operations since inception. At December 31, 2000, we had an accumulated deficit of approximately $91.3 million. The accumulated deficit at December 31, 2000, included approximately $51.1 million of non-cash expenses related to the following:

     . Beneficial conversion features related to the 10% convertible note, preferred stock and preferred stock dividends;

     .    Reset of warrant exercise prices;

     .    Stock and stock options issued for services;

     .    Warrants issued to customers;

     . Interest expense on the 10% convertible note paid by the issuance of similar notes;

     . Amortization of intangible assets acquired in consideration for the issuance of our securities;

     .    Preferred stock dividends;

     .    Impairment loss on acquired intangible assets and goodwill; and
     .    Write-off of securities received for our e-banking business.

     As a result of the $2.5 million preferred stock private placement we completed in February 2001, we will record an additional non-cash expense totalling approximately $2 million associated with issuance of our series C-1 preferred stock. In addition, we will record an additional non-cash expense totalling approximately $3.3 million associated with the reset of conversion prices for our series B-2 preferred stock and 10% convertible note payable as well as the reset of exercise price for certain warrants issued in connection with our series B preferred stock private placement. If we issue shares of series C-2 preferred stock and warrants, we will record substantial additional non-cash charges.

RESULTS OF OPERATIONS

Twelve Months Ended December 31, 2000 and 1999.

Revenues:

     Components of net revenues from continuing operations and cost of revenues are as follows:

                                                                                    Year Ended
                                                                                   December 31,
                                                                        ----------------------------------
                                                                           2000                    1999
                                                                        ----------              ----------
Net revenues:
 Licenses                                                               $2,155,990              $  392,810
 Services                                                                1,858,403                 682,877
 Hardware and third party software sales                                         -                 117,509
                                                                        ----------              ----------
   Total net revenues                                                    4,014,393               1,193,196
                                                                        ----------              ----------

Cost of revenues:
 Cost of licenses                                                          867,759                 382,951
 Cost of services                                                        2,642,745                 886,652
 Cost of hardware and third party software                                       -                  94,155
                                                                        ----------              ----------
   Total cost of revenues                                                3,510,504               1,363,758
                                                                        ----------              ----------
Gross margin                                                            $  503,889              $ (170,562)
                                                                        ==========              ==========

     License revenues represent fees earned for granting customers licenses to use our software products which we began to sell in the second half of 1999. During the year ended December 31, 2000, we recognized $1,476,228 from the sale of initial software licenses and $679,762 from recurring license fees. The software license revenues in 2000 were primarily from a sale to VNU Publitec, a European yellow page publisher, and to Vetconnect, Inc., a vertical portal that provides Internet services for veterinarians, both of these contracts contained upfront license fees without a recurring revenue component. While our basic distribution model is to provide services to aggregators of small businesses who agree to pay us a portion of their future revenues, thereby providing us with the expectation of future revenues as our distribution partners sell our services to their small business customers, late in 1999 we began offering perpetual software licenses. In addition, during 2000, we began to license our AccelX software products under a hybrid model whereby our customers purchase a fixed number of licenses under a perpetual license arrangement and purchase additional licenses on a recurring revenue share basis. Software license fees may continue to represent a significant portion of license revenue for at least the next several quarters as these fees are generally significantly larger than are the initial fees paid by those distribution partners who agree to pay us a portion of their future revenues. We estimate that it will take those distribution partners up to one year or more after they commence distribution of our AccelX services to develop a significant base of small businesses using these services for the recurring revenues to become significant. Recurring license revenues in 2000 and 1999 were primarily a result of fees earned from Switchboard, Inc. in the form of quarterly guaranteed minimum payments required to maintain limited exclusivity for our Site Builder product in a segment of the United States market. Switchboard's exclusivity rights terminated on June 30, 2000, and Switchboard will not, therefore, pay quarterly guaranteed minimum payments in the future.

     Services revenues consist principally of revenue derived from professional services for the customization of our software to customer specifications, assisting our customers in configuring and integrating our software applications, hosting fees and fees for ongoing maintenance and support. Our net revenues from services were $1,858,403 for the year ended December 31, 2000, which represents an increase of 172.1% when compared with the year ended December 31, 1999. The increase is primarily due to professional service revenue we earned in connection with the integration of our software products with our customers; increases in revenue recognized from support and maintenance agreements for our AccelX software; and service revenues during 2000 totalling $305,875 for our Jabber.com subsidiary.

     Revenues from hardware and software include the resale of computer hardware and third party software to customers generally in connection with implementing our local directory products and services. During the year ended December 31, 1999, we sold equipment totalling $117,539 to customers with whom we had existing contracts to provide equipment. We do not anticipate significant revenues from hardware and equipment sales in future periods.

     During the fourth quarter of 2000, it became apparent that most large aggregators of small businesses were delaying software and technology purchase decisions due to uncertainties with regard to the domestic economy, a reluctance to make significant investments in new Internet-related products and services and management changes or reorganizations at many of these companies. These factors appear to be continuing to cause a slow down in purchase decisions by many of our potential domestic customers and may continue to do so for much of 2001. This could result in lower domestic sales of our products and services, particularly for our AccelX products and services, than contemplated in our business plan for the year. In addition, to the extent that purchase decisions are made, they may be for lower up-front license fees and professional services in order to reduce our customers' financial commitments and to put a greater emphasis on revenue sharing arrangements. This also could result in lower revenues in 2001 than contemplated in our business plan.

Cost of Revenues:

     Cost of revenues as a percentage of net revenues from continuing operations was 87.4% for the year ended December 31, 2000, compared to 114.3% for the year ended December 31, 1999.

          Cost of license revenues - Cost of license revenues consists of compensation costs associated with personnel who assist our customers in delivering services to end users, third party content software license fees, and third party transaction fees. Cost of license revenues were $867,759 for the year ended December 31, 2000, or 40.2% of net license revenues, compared with $382,951, or 97.5% of net license revenues for the year ended December 31, 1999. The absolute dollar increase was primarily attributable to (i) costs associated with the establishment of our client services infrastructure during the second half of 2000, primarily for compensation and contractor expenses, to assist our distribution partners in the sell-through of our products and services to small business; (ii) the amortization of a one-year third party software license we purchased to integrate directory functionality into our AccelX products; (iii) third party license fees we purchased for map publishing; and (iv) costs associated with delivering software enhancements for which we earn monthly license fees. Since our business plan is heavily dependent on recurring revenue from our distribution partners, we will continue to incur costs in assisting our distribution partners in obtaining market penetration and sell-through of our products and services and these costs may be significant.

          Cost of service revenues - Cost of service revenues consists of compensation costs and consulting fees associated with performing custom programming, installation and integration services for our customers and support services as well as costs for hosting services which consist of costs to operate our network operating center. Cost of service revenues was $2,642,745 for the year ended December 31, 2000, or 142.2% of net service revenues, compared with $886,652, or 129.8% of net service revenues for the year ended December 31, 1999. The absolute dollar increase was attributable to (i) providing a higher volume of professional services to our customers; and (ii) incurring more costs associated with our network operating center, which we placed into service during the second quarter of 1999. Our network operating center has been built to accommodate our current customer base as well as significant additional projected growth. Consequently, the current cost to operate the network operating center is high compared to current revenues and will remain relatively high for at least the next several quarters as we continue to execute on our business plan. We also anticipate that cost of service revenues will increase in absolute dollars as well as a percentage of service revenues for at least the next several quarters as we build the support infrastructure for our Jabber.com subsidiary.

          Cost of hardware and third party software revenues - Cost of hardware and software revenues consists of computer and third party software purchased for resale to cable operators. Due to the change in our business model, equipment sales are not expected to be significant in future periods.

Operating Expenses:

     Sales and marketing expenses consist primarily of employee compensation, cost of travel, advertising and public relations, trade show expenses, and costs of marketing materials. Sales and marketing expenses were $3,039,673 for the year ended December 31, 2000, or 75.7% of net revenues compared with $1,726,004, or 144.7% of net revenues for the year ended December 31, 1999. These expenses included $468,972 in 2000, for our Jabber.com subsidiary. The increase in absolute dollars was primarily attributable to (i) higher employee compensation costs including sales commissions; (ii) an increase in employee recruiting fees;
(iii) an increase in travel expenses associated with opening European markets;
(iv) an increase in fees paid to consultants for market research; and (v) an increase in costs related to the outsourcing of public relations and the redesign of our web site. We expect sales and marketing expenses to increase on an absolute dollar basis in future periods but decrease as a percentage of net revenues as our revenues increase from current levels as we continue to market our products and services.

     Product development expenses consist primarily of employee compensation and programming fees relating to the development and enhancement of the features and functionality of our software products and services. During 2000 and 1999, all product development costs were expensed as incurred. Product development expenses were $5,376,972 for the year ended December 31, 2000, or 133.9% of net revenues compared with $2,891,569 or 242.3% of net revenues for the year ended December 31, 1999. Product development expenses in 2000 include the development of our AccelX software products and our Jabber.com instant messaging products, which we began developing in the second quarter of 2000. During the year ended December 31, 2000, we incurred expenses totalling $3,960,382 developing our AccelX products and $1,416,590 developing our Jabber products. In addition to the costs we incurred developing our Jabber.com products, the increase in absolute dollars was due primarily to (i) higher employee compensation costs;
(ii) an increase in contract labor to augment our development team; and (iii) an increase in employee recruiting fees. We believe that significant investments in product development are critical to attaining our strategic objectives and, as a result, we expect product development expenses to increase in future periods.

     General and administrative expenses consist primarily of employee compensation, consulting expenses, fees for professional services, and non-cash expense related to stock and warrants issued for services. General and administrative expenses were $10,341,650 for the year ended December 31, 2000, or 257.6% of net revenues compared with $6,311,544, or 529.0% of net revenues for the year ended December 31, 1999. These expenses include $4,682,641 for 2000, for our Jabber.com subsidiary. The increase in absolute dollars was primarily attributable to (i) consulting fees totalling $2.8 million incurred with Diamond Technology Partners Inc. in connection with the development of our business plan for our subsidiary Jabber.com, of which $690,000 will be paid in securities of Jabber.com, Inc.; (ii) higher employee compensation costs; (iii) increased travel expenses as a result of more international travel; (iv) severance costs incurred associated with reorganizations within our operations and product development areas; and (v) increased office rent and related facility costs as we moved to a new office location during the second quarter of 2000. We expect general and administrative expenses to decrease as a percentage of revenues as our revenues increase.

     Customer acquisition costs consist of the value of warrants to purchase our common stock we issued to customers in connection with customer contracts for our products and services. We expense the value of warrants on the date of issuance unless the related contract specifies minimum guaranteed revenues. Customer acquisition costs were $0 and $941,684 for the years ended December 31, 2000 and 1999, respectively, or 78.9% of 1999 net revenues. During 1999, we issued a warrant to customers to purchase in the aggregate 161,667 shares of our common stock and recorded $941,684 of expense on the date of issuance.

     Depreciation and amortization was $9,155,123 for the year ended December 31, 2000, compared to $2,902,523 for the year ended December 31, 1999. We recorded more depreciation expense in 2000 as a result of an increase in fixed assets primarily from construction of our network operating center, which was placed in service in the second quarter of 1999, and computer hardware and third party software to support our AccelX services and computer equipment to support our product development team. We also amortized the intangible assets and goodwill we acquired in the Durand Communications, NetIgnite, and Update Systems acquisitions and recorded $8,347,207 and $2,523,351 of amortization expense for the years ended December 31, 2000 and 1999, respectively. Because our business has never been profitable, and due to the other risks and uncertainties discussed herein, it is possible that an analysis of these long-lived assets in future periods could result in a conclusion that they are impaired, and the amount of the impairment could be substantial. If we determine that these long-lived assets are impaired, we would record a charge to earnings, which could be as much as the remaining net book value of the assets.

     During the year ended December 31, 2000, we recorded an impairment loss in our AccelX business segment totalling $8,168,904 from our assessment of the impairment of assets we purchased in connection with our acquisitions of Durand Communications and Update Systems. The impaired assets consisted of developed technology and goodwill as summarized in the following table:

                                                    Durand                    Update                    Total
                                                  ----------                ----------                ----------
Developed technology                              $3,261,751                $        -                $3,261,751
Goodwill                                           1,471,346                 3,435,807                 4,907,153
                                                  ----------                ----------                ----------
 Total impairment loss                            $4,733,097                $3,435,807                $8,168,904
                                                  ==========                ==========                ==========

     In connection with the Durand Communications and Update Systems acquisitions, we purchased technology that has been incorporated into our current product offerings as well as our Jabber.com instant messaging technology. Based on a review of the acquired technology in combination with our evolving business plan, we determined that only a portion of such acquired technology is utilized in our current products. Further, substantially less revenue had been recorded from products incorporating the acquired technology than was originally expected and our current estimated revenues projected to be earned from the purchased technology is also less than previously forecasted. Because of these factors, which became apparent during the fourth quarter of 2000 in the context of an overall economic slowdown and its impact on our customers, coupled with substantial volatility in the capital and business environment and delays in purchasing decisions by most large aggregators of small businesses due in part to a reluctance to make significant investments in new Internet-related products and services, we determined that the carrying amount of the acquired intangibles should be assessed for impairment. As a result, we assessed impairment by comparing the estimated undiscounted net cash flows expected to be generated from our current product offerings which use the purchased technologies to their remaining net book values of the assets. Our analysis showed that such assets were in fact impaired. Accordingly, the impairment charge was recorded based upon the difference between the carrying amount and the estimated fair value of the assets, determined using the net present value of the estimated future cash flows. We will continue to evaluate the carrying value of the remaining intangible assets for possible impairment. Such a review may indicate further impairment that would require us to record additional losses in future periods and those losses could be substantial.

Other Income and Expenses:

     Interest income was $731,808 for the year ended December 31, 2000, compared to $225,712 for the year ended December 31, 1999. We earn interest by investing surplus cash in highly liquid investment funds or AAA or similarly rated commercial paper.

     Interest expense was $605,638 for the year ended December 31, 2000, compared to $2,352,062 for the year ended December 31, 1999. We recorded the following interest expense related to the 10% convertible note payable:

                                                                                Year Ended December 31,
                                                                          ----------------------------------
                                                                              2000                      1999
                                                                          --------                ----------
Interest paid with principal-in-kind notes                                $154,110                $        -
Amortization of discount                                                   198,744                   124,615
Amortization of financing costs                                             72,702                    45,142
Beneficial conversion feature                                                    -                 1,967,522
                                                                          --------                ----------
   Total non cash interest expense                                         425,556                 2,137,279
Interest expense payable in cash                                            63,014                   173,973
                                                                          --------                ----------
   Total 10% note payable interest expense                                $488,570                $2,311,252
                                                                          ========                ==========

Discontinued Operations:

     On September 12, 2000, we sold our e-banking segment to a privately held company for consideration valued at $487,873, which was approximately the same as the net book value of the net assets of this segment. We received $39,700 in cash and 181,176 shares of the purchaser's common stock recorded at a value of approximately $2.47 per share. Subsequent to this sale, based on our review of the fair value of the purchaser's common stock, we determined that the fair market value as of December 31, 2000, was zero, and that the decline in value was not temporary. Accordingly, we recorded a charge to earnings totalling $448,172 for the year ended December 31, 2000.

     The sale of this segment is reflected as a sale of discontinued operation in our consolidated financial statements. Accordingly, the revenues, costs and expenses of these discontinued operations have been excluded from the respective captions in the Consolidated Statement of Operations and have been reported as "Loss from discontinued operations, net of taxes," for all years presented.

     Summarized financial information for the discontinued operations is as follows (Note: 2000 amounts include activity through September 12, 2000 only):

                                                            Years Ended
                                                            December 31,
                                                    -----------------------
                                                      2000           1999
                                                    ------------  ---------
Net revenues                                          $  73,092    $751,087
Cost of revenues and operating expenses                 276,364     830,863
Loss from operations                                   (203,272)    (79,776)

Net Loss Applicable to Common Stockholders:

     Net loss allocable to common stockholders was $48,611,631 f or the year ended December 31, 2000, compared to $21,866,012 for the year ended December 31, 1999. We recorded non-cash expenses for the following items:


                                                                                 Year Ended
                                                                                 December 31,
                                                                    -----------------------------------
                                                                        2000                    1999
                                                                    -----------             -----------
Amortization of intangible assets and goodwill                      $ 8,347,207             $ 2,523,351
Impairment loss                                                       8,168,904                       -
Stock and warrants issued for services                                1,478,232               1,814,682
Customer acquisition costs                                                    -                 941,684
Amortization of discount and placement fees to interest
 expense and non-cash interest related to the 10% convertible
 note payable                                                           425,556               2,137,279
Write-of of investment in common stock                                  448,172                       -
Preferred stock dividends                                               373,126                 272,663

Accretion of preferred stock                                         11,660,000               4,316,254
                                                                    -----------             -----------
Total                                                               $30,901,197             $12,005,913
                                                                    ===========             ===========

     The increase in losses reflect losses from Jabber.com totalling $7,600,756 for the year ended December 31, 2000, and expenses in the sales and marketing, product development, and general and administrative areas that have increased at a faster rate than revenues. This is due to the time-lag associated with product development and market introduction as well as the long sales cycle for most of our products and services. We expect to continue to experience increased operating expenses during 2001, from Jabber.com and as we continue to develop new product offerings and the infrastructure required to support our anticipated growth. We expect to report operating and net losses for 2001 and for one or more years thereafter.

Twelve Months Ended December 31, 1999 and 1998.

Revenues:

     Components of net revenues from continuing operations and cost of revenues are as follows:

                                                             Year Ended
                                                            December 31,
                                                   -----------------------------
                                                      1999               1998
                                                   ----------         ----------
Net revenues:
 Licenses                                          $  392,810         $   97,892
 Services                                             682,877            160,673
 Hardware and software                                117,509          1,103,717
                                                   ----------         ----------
 Total net revenues                                 1,193,196          1,362,282
                                                   ----------         ----------

Cost of revenues
 Cost licenses                                        382,951            215,142
 Cost of services                                     886,652             65,315
 Cost of hardware and software                         94,155            905,234
                                                   ----------         ----------
 Total cost of revenues                             1,363,758          1,185,691
                                                   ----------         ----------
Gross margin                                       $ (170,562)        $  176,591
                                                   ==========         ==========
     License revenues represent fees earned for granting customers licenses to use our software products and services and are calculated on the usage of our products based on a fixed amount or on a per consumer basis or as a portion of revenues our customers earn from consumers. Our net revenues from software license fees were $392,810 for the year ended December 31, 1999, which represents an increase of 301.3% when compared with the year ended December 31, 1998. The increase is primarily due to fees earned from Switchboard, Inc. in the form of quarterly guaranteed minimum revenue and from a 192% increase in revenues from Re/Max International, Inc.

     Services revenues consists principally of revenue derived from professional services for the customization of our software to customer specifications, assisting our customers in configuring and integrating our software applications, network engineering fees and hosting fees as well as fees for ongoing maintenance, which consists of unspecified product upgrades and enhancements on a when-and-if-available basis. Our net revenues from services were $682,877 for the year ended December 31, 1999, which represents an increase of 325.0% when compared with the year ended December 31, 1998. The increase is primarily due to fees we earned for developing and integrating our local directory software for Switchboard, Inc. In addition, during July 1999, we sold two customer contracts to an unrelated third party, including related computer hardware, for approximately $270,000. We provided services and equipment under the terms of the original contracts enabling our customers to provide Internet access to their end users. We recorded $138,504 of service revenue for the year ended December 31, 1999 related to providing services to the purchaser of these two contracts. We recognized revenue from these contracts totaling approximately $6,000 for the year ended December 31, 1999.

     Revenues from hardware and software include the resale of computer hardware and third party software to customers generally in connection with implementing our local directory/enterprise products and services. During the second quarter of 1998, we changed our pricing structure whereby we supplied any required equipment and the products and services. Consequently the customer was not required to pay any significant fees upon the delivery of such items. Our net revenues from the resale of hardware and software was $117,539 for the year ended December 31, 1999 compared to $1,103,717 for the year ended December 31, 1998. During 1999, we sold equipment to customers with whom we had existing contracts to provide equipment.

Cost of Revenues:

     Cost of revenues as a percentage of net revenues from continuing operations was 114.3% for the year ended December 31, 1999 compared to 87.0% for the year ended December 31, 1998.

          License revenues - Cost of license revenues consists of compensation costs associated with assisting our customers in delivering our services to end users, third party content software license fees, and third party transaction fees. Cost of license revenues were $382,951 for the year ended December 31, 1999, or 97.5% of net license revenues, as compared to $215,142 for the year ended December 31, 1998, or 219.8% of 1998 net license revenues. The absolute dollar increase was primarily attributable to the amortization of a one-year third party software license we purchased to integrate directory functionality into our products.

          Service revenues - Cost of service revenues consists of compensation costs and consulting fees associated with performing custom programming, installation and integration services for our customers and support services as well as costs for hosting services which consist of costs to operate our network operating center. Cost of service revenues were $886,652 for the year ended December 31, 1999, or 129.8% of net service revenues, as compared to $65,315 for the year ended December 31, 1998, or 40.7% of 1998 net service revenues. The increases in costs were due to providing professional services for two new customers at lower margins as the contracts specify future revenue sharing arrangements or were entered into to establish strategic alliances. We also incurred costs to operate our network operating center, which we began operating during the second quarter of 1999, including costs associated with delivering Internet access and content to the customers of our cable operator distribution partners. We constructed the network operating center to accommodate our current customer base, our contract backlog and our projected future growth. Consequently, during 1999, the cost to operate the network operating center out paced our current revenues resulting in a lower gross margin.

          Hardware and software revenues - Cost of hardware and software revenues consists of computer and third-party software purchased for resale to distribution partners. Cost of hardware and software revenue was 80.1% of net revenues for the year ended December 31, 1999 compared to 82.0% of net revenues for the year ended December 31, 1998. Cost of hardware and software revenues as a percentage of net revenues decreased slightly between periods because we sold equipment to existing customers at somewhat lower margins during 1998.

Operating Expenses:

     Sales and marketing expenses consist primarily of employee compensation, advertising, trade show expenses, and costs of marketing materials. Sales and marketing expenses were $1,726,004 for the year ended December 31, 1999, or 144.7% of net revenues as compared to $2,479,029, or 182.0% of net revenues for the year ended December 31, 1998. The decrease in absolute dollars was primarily attributable to (i) a net decrease of six employees; (ii) the phase out of our international marketing efforts; and (iii) a decrease in advertising dollars as a result of our focus on distribution partners (rather than on consumers). These decreases were partially off-set by an increase in trade show expenses, and new product support materials for our local directory/enterprise products.

     Product development expenses consist primarily of employee compensation and programming fees relating to the development and enhancement of the features and functionality of our AccelX services. Product development expenses were $2,891,569 for the year ended December 31, 1999, or 242.3% of net revenues as compared to $1,264,287, or 92.8% of net revenues for the year ended December 13, 1998. During 1999, all product development costs were expensed as incurred. We capitalized $281,775 of development costs during 1998, which were written off to depreciation and amortization expense during 1998. The increase in absolute dollars was due primarily to (i) an increase in technology personnel from 12 to 31 and an increase in contract labor to support the continued development of our products; and (ii) an increase in third party software maintenance and support costs.

     General and administrative expenses consist primarily of employee compensation, consulting expenses, fees for professional services, and the non-cash expense of stock and warrants issued for services. General and administrative expenses were $6,311,544 for the year ended December 31, 1999, or 529.0% of net revenues as compared to $5,668,795, or 416.1% of net revenues for the year ended December 31, 1998. The increase in absolute dollars was primarily attributable to (i) an increase in compensation costs; (ii) increases in legal and accounting fees generally associated with regulatory filings; (iii) increases in office rent expense; (iv) increases in investor relation expenses; and (v) costs incurred associated with operating the Durand Communications California office through November 1999. These increases were partially offset by a decrease in non-cash expenses for stock and options we issued for services and a decrease in fees we paid to consultants.

     Customer acquisition costs consist of the value of warrants to purchase our common stock we issued to customers in connection with customer contracts for our products and services. We expense the value of warrants on the date of issuance unless the related contract specifies minimum guaranteed revenues. Customer acquisition costs were $941,684 for the year ended December 31, 1999, or 78.9% of net revenues as compared to $560,824, or 41.2% of net revenues for the year ended December 31, 1998. During 1999, we issued warrants to three customers to purchase an aggregate of 161,667 shares of our common stock.

     Depreciation and amortization was $2,902,523 for the year ended December 31, 1999, compared to $650,202 for the year ended December 31, 1998, which included approximately $403,000 of capitalized development costs that we wrote-off during 1998. We recorded more depreciation expense in 1999 as a result of an increase in fixed assets primarily from construction of our network operating center and computer hardware and third party software to support the launch of our AccelX services, two new e-banking customers, and computer equipment to support our product development team. We also began amortizing the intangible assets and goodwill we acquired in the Durand Communications and NetIgnite acquisitions and recorded $2,523,351 of amortization expense in 1999.

Other Income and Expenses:

     Interest income was $225,712 for the year ended December 31, 1999, compared to $146,830 for the year ended December 31, 1998. During 1999, we also recorded $22,050 of interest income from our note receivable from Durand Communications.

     Interest expense was $2,352,062 for the year ended December 31, 1999, compared to $7,024 for the year ended December 31, 1998. During 1999, we recorded $2,311,252 of interest expense related to the 10% convertible note payable we issued in August 1999, including (i) $173,973 of cash interest expense and (ii) non-cash charges of $2,092,137 related to amortization of the beneficial conversion feature and the discount recorded for the issuance of a common stock purchase warrant; and (iii) $45,142 related to the amortization of financing fees.

Discontinued Operations:

     In September 2000, we sold our e-banking business segment to a privately held company. Consequently, the sale of this segment is reflected as a sale of discontinued operation in our consolidated financial statements. Accordingly, the revenues, costs and expenses of these discontinued operations have been excluded from the respective captions in the Consolidated Statement of Operations and have been reported as "Loss from discontinued operations, net of taxes," for all years presented as summarized in the following table:

                                                                Year Ended
                                                               December 31,
                                                        ------------------------
                                                            1999         1998
                                                        ---------     ----------
Net revenues                                            $751,087      $ 227,098
Cost of revenues and operating expenses                  830,863        536,621
Loss from operations                                     (79,776)      (309,523)

Net Loss Applicable to Common Stockholders:

     Net losses allocable to common stockholders were $21,866,012 for the year ended December 31, 1999, compared to $15,762,372 for the year ended December 31, 1998. We recorded non-cash expenses for the following items:

                                                                Year Ended
                                                            -----------------

                                                                                      December 31,
                                                                       -------------------------------------
                                                                           1999                      1998
                                                                       -----------               -----------
Amortization of intangible assets and goodwill                         $ 2,523,351               $         -
Customer acquisition costs                                                 941,684                   560,824
Amortization of beneficial conversion, discount and placement fees to interest expense related to the 10% convertible note
 payable                                                                 2,137,279                         -
 Stock and warrants issued for services                                  1,814,682                 2,309,804
Preferred stock dividends                                                  272,663                   329,120
Accretion of preferred stock                                             4,316,254                 4,816,989
                                                                       -----------               -----------
Total                                                                  $12,005,913               $ 8,016,737
                                                                       ===========               ===========

     The increase in losses reflect expenses in sales and marketing, product development, and general and administrative areas that have increased at a faster rate than revenues. This is due to the time lag associated with product development and market introduction as well as the long sales cycle for most of our products and services.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2000, we had cash and cash equivalents of $4,856,686 and working capital of $2,423,579. We financed our operations and capital expenditures and other investing activities during 2000 primarily through the sale of securities (See Notes 8 and 10 of Notes to Consolidated Financial Statements for information regarding these sales of securities).

     We used $15,633,783 in cash to fund our operations for the year ended December 31, 2000, compared to $8,603,881 for the year ended December 31, 1999. The increase in net cash used resulted primarily from (i) cash used by the operations of Jabber.com which totalled approximately $5.2 million, (ii) an increase in costs paid for continued development of our products and services;
(iii) increased direct costs and support costs associated with increased head count; (iv) payment of 1999 performance bonuses in the first quarter of 2000; and (v) costs incurred in 2000 associated with opening European markets.

     We used an additional $2,315,784 in cash for investing activities, including $2,138,370 for purchases of property and equipment, during the year ended December 31, 2000, compared to $2,388,592 during the year ended December 31, 1999.

     In order to maintain operations and business and product development efforts at planned levels for both our AccelX and Jabber.com businesses, we will need to raise additional capital by the middle of fiscal 2001. The timing of the need for this capital has been accelerated due to our continuing to internally fund the development of our Jabber.com business.

     We believe that our cash and cash equivalents and working capital at December 31, 2000, plus the net proceeds of the offering of $2.5 million of preferred stock that we completed during February 2001, will be adequate to sustain our operations through May 2001. In addition to the remaining $2.5 million expected to be raised pursuant to the preferred stock financing, we are in active discussions with strategic and institutional investors for an additional $10 million of financing which we believe would be sufficient to fund our operations through at least the first quarter of 2002. However, the conditions required to be satisfied for the preferred stock investors to be obligated to purchase the remaining $2.5 million of preferred stock may not be met and we have no commitments for any additional funding and there can be no assurances that the discussions for additional investments will be successful, or if successful, that the terms of any additional investments will be acceptable to us. If we are not successful in obtaining funding in appropriate amounts or at appropriate terms, we would consider significant reductions in our operations and the sale of all or a portion of our interest in our Jabber.com subsidiary. Any such reduction in either our operations or business and development efforts or the sale of our interest in Jabber.com could have a material adverse affect on our operating results and financial condition. In its report accompanying the audited financial statements, Arthur Andersen LLP expressed substantial doubt about our ability to continue as a going concern.

EXPOSURE TO FOREIGN CURRENCY RISK

     During 2000, we expanded our operations to include customers located in Europe and we opened an office in Amsterdam. As a result, we are subject to exposure resulting from changes in the Euro (our subsidiary's functional currency) and other currencies related to the United States dollar. Further, from time to time, we may agree to accept a receivable denominated in currencies other than our functional currencies (i.e., the United States Dollar and the Euro). During 2000, we recorded $130,357 of transaction loss related to exchange rate changes between the Euro and the U.S. Dollar on a receivable from a customer denominated in the Euro.

                              SELLING SHAREHOLDER

     The common stock covered by this prospectus consists of shares issued or issuable upon: (i) conversion of our series B-2 convertible preferred stock (391,282 shares), series C-1 convertible preferred stock (1,000,000 shares), series C-2 convertible preferred stock (up to 1,000,000 shares) and a 10% convertible promissory notes due August 25, 2002, in the principal amount of $2,654,110 (1,061,644 shares), together with interest of $469,813.99 accruing from January 1, 2001 through such maturity date; and (ii) exercise of various stock purchase warrants (1,021,991 shares). The common stock covered by this prospectus also consists of 504,136 shares of common stock currently held by the selling shareholder.

     The selling shareholder acquired its series B-2 convertible preferred stock on September 14, 2000 in exchange for all of its series B convertible preferred stock. The selling shareholder purchased the series B convertible preferred stock from us, together with a warrant to purchase 171,875 shares of common stock, for $6,250,000 on February 18, 2000. The selling shareholder acquired the series C-1 convertible preferred stock on February 28, 2001, together with a warrant to purchase up to 500,000 shares of common stock, in exchange for a cash investment of $2,500,000. The selling shareholder may also acquire shares of series C-2 convertible preferred stock, which could be converted up to a maximum of 1,000,000 shares of our common stock, and a warrant to purchase up to a maximum of 200,000 shares of our common stock, for an additional $2,500,000. The selling shareholder acquired the 10% convertible promissory notes during 1999 and 2000. The selling shareholder received a warrant to purchase 150,116 shares of our common stock on December 18, 1999 as part of an amendment of the terms of the promissory notes. The selling shareholder acquired the 504,136 shares of common stock when it converted a portion of the series B-2 convertible preferred stock that it acquired in 2000.

     The number of shares that actually may be sold by the selling shareholder will be determined by the selling shareholder. Because the selling shareholder may sell all, some or none of the shares of common stock which it holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholder upon termination of the offering.

     The following table sets forth information as of March 20, 2001, regarding the selling shareholder, including:

     .    The name of the selling shareholder;

     .    The beneficial ownership of common stock of the selling shareholder;
          and

     . The maximum number of shares of common stock offered by the selling shareholder.

     The information presented is based on data furnished to us by the selling shareholder.

     Under the registration rights agreement, we are required to register for resale by the selling shareholder 5,166,979 shares of our common stock. This amount is based upon the number of shares: (i) issuable upon conversion of the series B-2, C-1 and C-2 convertible preferred stock; (ii) issuable upon conversion of the 10% convertible promissory notes, together with interest accruing from January 1, 2001 through August 25, 2002; (iii) issuable upon the exercise of stock purchase warrants; and (iv) currently held by the selling shareholder. Approximately 1,184,460 of these shares are subject to effective registration statements filed with the Securities and Exchange Commission. We will cause these shares to be removed from registration after the registration statement which includes this prospectus is made effective by the Commission.

     Pursuant to their terms, the convertible preferred stock, the convertible promissory notes and the warrants are convertible or exercisable by the selling shareholder only to the extent that the number of shares thereby issuable, together with the number of shares of common stock owned by the selling shareholder, but not including unconverted or unexercisable shares under the convertible preferred stock, the convertible promissory notes or the warrants, would not exceed 4.99% of the then outstanding shares of our common stock as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934. Accordingly, the number of shares of common stock set forth in the third and fourth columns in the table below for the selling shareholder exceeds the number of shares of common stock that the selling shareholder beneficially owns in accordance with Section 13(d) as of March 20 2001. This 4.99% limit may not prevent the selling shareholder from converting all of its convertible preferred stock or the convertible promissory notes, or exercising its warrants, because the selling shareholder can convert the convertible preferred stock or the convertible promissory notes, or exercise the warrants into 4.99% of our outstanding common stock, then sell all of that stock to permit it to engage in further conversions or exercises. As a result, the 4.99% limit does not prevent the selling shareholder from selling more than 4.99% of our common stock.

                                               Shares of Common Stock
                                               Owned Before Offering Plus
                     Shares of Common          Maximum Number of Shares         Maximum Number of              Shares of Common
                     Stock Owned               Which Can Be Acquired            Shares Offered Under           Stock Owned
Selling              Beneficially Before       Over the Life of Securities      This Registration              Beneficially After
Shareholder          Offering (%)              Owned (%)                        Statement (%)                  Offering (%)
---------------------------------------------------------------------------------------------------------------------------------
Castle Creek         516,688 (4.99%)           3,966,979 (28.71%)(2)            5,166,979 (34.41)(3)           0 (0%)(4)
Technology
Partners LLC (1)


(1) Shares beneficially owned include 504,136 common shares currently held and 12,552 shares issuable upon conversion or exercise of outstanding securities. Castle Creek Technology Partners LLC, 77 West Wacker Drive, Suite 4040, Chicago, Illinois 60601. Castle Creek Technology Partners LLC beneficially owns 516,656 shares of common stock, determined in accordance with Rule 13d-3, and disclaims beneficial ownership of any shares other than these shares. Castle Creek Technology

Partners LLC acquired its securities in the ordinary course of its business and at the time of its purchase of these securities, it had no understandings, directly or indirectly with any person to distribute the securities. As investment manager, pursuant to a management agreement with Castle Creek Technology Partners LLC, Castle Creek Partners, LLC may be deemed to beneficially own the securities held by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims such beneficial ownership. Daniel Asher, as a managing member of Castle Creek Partners, LLC, holds the voting and dispositive powers over the securities owned by Castle Creek Technology Partners LLC and may be deemed to be the beneficial owner of the securities. Mr. Asher disclaims such beneficial ownership.

(2) Includes: (a) 391,200 shares issuable upon conversion of the series B-2 convertible preferred stock and assumes a conversion price of $2.50; (b) 1,000,000 shares issuable upon conversion of the series C-1 convertible preferred stock and assumes a conversion price of $2.50; (c) 1,061,644 shares issuable upon conversion of the 10% convertible promissory notes and assumes a conversion rate of $2.50 per share; (d) 187,926 shares issuable upon conversion of interest accruing under such 10% convertible promissory notes from January 1, 2001 through August 25, 2002, and assumes a conversion rate of $2.50 per share and that all such interest is paid in additional notes; (e) 171,875 shares issuable upon exercise of a warrant obtained in connection with issuance of the series B convertible preferred stock; (f) 500,000 shares issuable upon exercise of a warrant obtained in connection with the issuance of the series C-1 convertible preferred stock; (g) 136,519 shares issuable upon exercise of a warrant obtained in connection with the amendment of the terms of the 10% convertible promissory notes; and (h) 504,136 shares of common stock currently held by the selling shareholder. No effect has been given to the antidilution provisions in the warrants since any events which could cause the antidilution provisions to take effect are not now known. Does not include: (x) up to 1,000,000 shares issuable upon conversion of the series C-2 convertible preferred stock, which has not been issued; and (y) up to 200,000 shares issuable upon exercise of a warrant, which will be issued if the series C-2 convertible preferred stock is issued.

(3) Includes up to 1,200,000 shares issuable in connection with the conversion and exercise of the series C-2 convertible preferred stock and accompanying warrant which may be acquired by the selling shareholder.

(4)  Assumes the sale of all shares offered for sale by this prospectus.


                              PLAN OF DISTRIBUTION

     The sale of the shares offered by this prospectus may be made in the Nasdaq National Market or other over-the-counter markets at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. These shares may be sold by one or more of the following:

     . A block trade in which the broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
     . Purchases by a broker or dealer as principal and resale by a broker or dealer for its account using this prospectus.
     . Ordinary brokerage transactions in which the broker does not solicit purchasers and transactions in which the broker does solicit purchasers.
     .  Transactions directly with a market maker.
     .  In privately negotiated transactions not involving a broker or dealer.

     Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices which may be changed, or at prices related to prevailing market prices.

     Brokers or dealers engaged by the selling shareholder to sell the shares may arrange for other brokers or dealers to participate. Brokers or dealers engaged to sell the shares will receive compensation in the form of commissions or discounts in amounts to be negotiated immediately prior to each sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters within the meaning of the Securities Act of 1933 in connection with these sales. We will receive no proceeds from any resales of the shares offered by this prospectus, and we anticipate that the brokers or dealers, if any, participating in the sales of the shares will receive the usual and customary selling commissions.

     In connection with their ownership or sale of the shares, the selling shareholder may enter into hedging transactions. In connection with such transactions, persons with whom they effect such transactions, including broker-dealers, may engage in short sales of our common stock in connection with the transaction with selling shareholder. The selling shareholder may also engage in short sales and short sales against the box, and in options, swaps, derivatives and other transactions in our securities, and may sell and deliver the shares covered by this prospectus in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions that may resell those shares. In addition, from time to time, the selling shareholder may pledge its shares pursuant to the margin provisions of its customer agreements or otherwise. Upon delivery of the shares or a default by the selling shareholder, the broker-dealer or financial institution may offer and sell the pledged shares from time to time.

     To comply with the securities laws of some states, if applicable, the shares will be sold in those states only through brokers or dealers. In addition, in some states, the shares may not be sold in those states unless they have been registered or qualified for sale in those states or an exemption from registration or qualification is available and is complied with.

     If necessary, the specific shares of our common stock to be sold, the name of the selling shareholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. We entered into a registration agreement in connection with the private placement of the series C-1 convertible preferred stock which requires us to register the underlying shares of our common stock under applicable federal and state securities laws, as well as the other shares of common stock being offered in this prospectus. The registration agreement provides for cross-indemnification of the selling shareholder and us and each party's respective directors, officers and controlling persons against liability in connection with the offer and sale of the common stock, including liabilities under the Securities Act of 1933 and to contribute to payments the parties may be required to make in respect thereof. We have agreed to indemnify and hold harmless the selling shareholder from liability under the Securities Act of 1933.

     The rules and regulations in Regulation M under the Securities Exchange
Act of 1934, provide that during the period that any person is engaged in the distribution, as so defined in Regulation M of our common stock, such person generally may not purchase shares of our common stock. The selling shareholder is subject to applicable provisions of the Securities Act of 1933 and Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by the selling shareholder. The foregoing may affect the marketability of the common stock.

     We will bear all expenses of the offering of the common stock, except that the selling shareholder will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the selling shareholder.


                           DESCRIPTION OF SECURITIES

General

     Our articles of incorporation authorize our board of directors to issue 65,000,000 shares of capital stock, including 60,000,000 shares of common stock and 5,000,000 shares of preferred stock, with rights, preferences and privileges as are determined by our board of directors.

Common Stock

     As of March 20, 2001, we had 10,354,473 shares of common stock outstanding. All outstanding shares of our common stock are fully paid and nonassessable and the shares of our common stock offered by this prospectus will be, upon issuance, fully paid and nonassessable. The following is a summary of the material rights and privileges of our common stock.

     Voting. Holders of our common stock are entitled to cast one vote for each share held at all shareholder meetings for all purposes, including the election of directors. The holders of more than 50% of the voting power of our common stock issued and outstanding and entitled to vote and present in person or by proxy, together with any preferred stock issued and outstanding and entitled to vote and present in person or by proxy, constitute a quorum at all meetings of our shareholders. The vote of the holders of a majority of our common stock present and entitled to vote at a meeting, together with any preferred stock present and entitled to vote at a meeting, will decide any question brought before the meeting, except when Colorado law, our articles of incorporation, or our bylaws require a greater vote and except when Colorado law requires a vote of any preferred stock issued and outstanding, voting as a separate class, to approve a matter brought before the meeting. Holders of our common stock do not have cumulative voting for the election of directors.

     Dividends. Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds available for distribution. The payment of any dividends may be limited or prohibited by loan agreement provisions or priority dividends for preferred stock that may be outstanding.

     Preemptive Rights. The holders of our common stock have no preemptive rights to subscribe for any additional shares of any class of our capital stock or for any issue of bonds, notes or other securities convertible into any class of our capital stock.

     Liquidation. If we liquidate or dissolve, the holders of each outstanding share of our common stock will be entitled to share equally in our assets legally available for distribution to our shareholders after payment of all liabilities and after distributions to holders of preferred stock legally entitled to be paid distributions prior to the payment of distributions to holders of our common stock.

Series B-2 Convertible Preferred Stock

     As of March 20, 2001, we had 978 shares of series B-2 convertible preferred stock outstanding. On February 18, 2000, we issued 6,250 shares of our series B convertible preferred stock and a warrant to acquire 171,875 shares of our common stock to the selling shareholder for a cash investment of $6,250,000. A similar number of series B-2 preferred stock and warrant was issued to another investor, resulting in the issuance of an aggregate of 12,500 shares of this preferred stock. On September 14, 2000, we agreed to exchange all of the series B convertible preferred stock for 12,500 shares of series B-2 convertible preferred stock. During December 2000, all but 978 shares of the series B-2 convertible preferred stock were converted at a conversion price of $10.20408 per share. The series B-2 convertible preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series B-2 convertible preferred stock.

     Conversion. The preferred stock is convertible into common stock so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $2.50 per share.

     The conversion price is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

     Redemption. In the event that we do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason, including our failure to obtain the approval of our shareholders of the issuance of the preferred stock, fail in any material respect to comply with the terms of the preferred stock or the purchase agreement pursuant to which the preferred stock was sold or our common stock ceases to be quoted on the Nasdaq Stock Market and such suspension or failure to be so quoted or listed occurs as a result of any willful action or failure on our part, the holder of the preferred stock has the right to require us to redeem its shares of preferred stock. The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

Series C-1 Convertible Preferred Stock

     On February 28, 2001, we issued 2,500 shares of our series C-1 convertible preferred stock and warrants to acquire 500,000 shares of our common stock to the selling shareholder for a cash investment of $2,500,000. The conversion price for the series C-1 convertible preferred stock is $2.50 The series C-1 convertible preferred stock does not bear dividends and does not entitle the holders to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series C-1 convertible preferred stock.

     Conversion. The preferred stock is convertible into common stock so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. The current conversion price is $2.50 per share.

     The conversion price is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

     Redemption. In the event that we do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason, including our failure to obtain the approval of our shareholders of the issuance of the preferred stock, fail in any material respect to comply with the terms of the preferred stock or the purchase agreement pursuant to which the preferred stock was sold or our common stock ceases to be quoted on the Nasdaq Stock Market and such suspension or failure to be so quoted or listed occurs as a result of any willful action or failure on our part, the holder of the preferred stock has the right to require us to redeem its shares of preferred stock. The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

     Registration Rights. Pursuant to the agreement under which the series C-1 preferred stock was issued, we have been required to file with the Securities and Exchange Commission a registration statement for the resale of the shares issuable upon conversion of this preferred stock (as well as the other shares of common stock being offered for sale by the selling shareholder under this prospectus) and to use our best efforts to keep such registration statement effective until all of the registered shares have been resold or can be sold immediately without compliance with the registration requirements of the Securities Act of 1933, pursuant to Rule 144 or otherwise.

Series C-2 Convertible Preferred Stock

     The selling shareholder is required to purchase and we are required to sell the series C-2 convertible preferred stock and accompanying warrant providing that: the registration statement which includes this prospectus has been declared effective by the Securities and Exchange Commission and has been effective for 15 days; our common stock continues to be listed on the Nasdaq National Market; our average market capitalization for the three trading days immediately preceding the closing of the sale of these securities is at least $32,300,000, adjusted to the extent of any increase or decrease in the number of our outstanding shares of common stock; our representations and warranties in our agreement with the selling shareholder are true and correct in all material respects at the time of the closing; and there has been no material adverse change in our business, financial condition, properties, prospects or results of operations. The purchase price of the series C-2 convertible preferred stock and accompanying warrant is $2,500,000. The series C-2 shares are convertible into common stock at a price equal to the least of: (i) 80% of the average market price for our common stock for the three trading days immediately preceding the issuance of the stock; (ii) 80% of the closing bid price for the common stock on the day immediately preceding the issuance of the preferred stock; and (iii) $7.50. Accordingly, at the time the series C-2 convertible preferred stock is issued, the maximum number of shares of common stock issuable upon conversion of this preferred stock will be 1,000,000 shares, and a maximum of 200,000 shares will be issuable upon exercise of the accompanying warrant. The series C-2 convertible preferred stock will not bear dividends and will not entitle the holder to any voting rights except as required by Colorado law. The following is a summary of the material terms of the series C-2 convertible preferred stock.

     Conversion. The preferred stock is convertible into common stock so long as the conversion would not result in the selling shareholder being a beneficial owner of more than 4.99% of our common stock. The conversion price is subject to the formula described in the preceding paragraph.

     The conversion price is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record a charge to income.

     Redemption. In the event that we do not have a sufficient number of shares of our common stock available for the conversion of the preferred stock for any reason, including our failure to obtain the approval of our shareholders of the issuance of the preferred stock, fail in any material respect to comply with the terms of the preferred stock or the purchase agreement pursuant to which the preferred stock was sold or our common stock ceases to be quoted on the Nasdaq Stock Market and such suspension or failure to be so quoted or listed occurs as a result of any willful action or failure on our part, the holder of the preferred stock has the right to require us to redeem its shares of preferred stock. The redemption price would be equal to the greater of $1,250 per share of preferred stock or the market value of the preferred stock based on the then market value for our common stock.

     Liquidation Preference. If we liquidate, dissolve or wind-up our business, whether voluntary or otherwise, after we pay our debts and other liabilities, the holder of the preferred stock will be entitled to receive from our remaining net assets, before any distribution to the holders of our common stock, the amount of $1,000 per share.

10% Convertible Promissory Notes

     On August 25, 1999, we issued to the selling shareholder a three-year 10% convertible promissory note in the amount of $5,000,000. The terms of the promissory note were amended on December 18, 1999, at which time we issued to the selling shareholder a warrant to purchase 136,519 shares of common stock. On February 18, 2000, one-half of the principal amount of the note was converted into 248,262 shares of common stock at an exercise price of $10.07 per share. During 2000, an aggregate of $164,110 principal amount of similar 10% convertible notes were issued to pay interest on the note. As of March 20, 2001, we had a total of $2,654,110 principal amount of the 10% convertible notes outstanding. For the period from January 1, 2001 through the maturity date of the notes, August 25, 2002, additional interest will accrue in the amount of $469,814 assuming the interest is paid in additional notes. If paid in cash, the interest will be lower due to the absense of compounding. Upon the issuance of additional convertible promissory notes to pay this interest, an additional 187,926 shares of common stock would be issuable upon conversion of the notes. The following is a summary of the material terms of the promissory notes.

     Conversion Price. The convertible promissory notes are convertible into shares of common stock at a conversion price of $2.50 per share.

     Redemption. We can prepay the promissory notes at any time, if the closing bid price for our common stock for 20 consecutive trading days is at least 200% of the conversion price then in effect. The redemption price would equal 115% of the face amount of the convertible notes, plus accrued and unpaid interest.

     Interest. The promissory notes bear interest at the rate of 10% per annum. If the market value of our common stock is above $2.50, the issuance of notes to pay interest would result in an effective interest rate of more than 10%.

Warrant Issued with Series B Convertible Preferred Stock

     The selling shareholder owns a five-year warrant to purchase 171,875 shares of our common stock, which was issued on February 18, 2000. A similar warrant was issued to a second investor in connection with its purchase of series B convertible preferred stock. The exercise price for the warrants is currently $3.75374 per share. During the first three years of the warrant, the exercise price is subject to adjustment at the end of each ninety-day period following the issuance of the warrants. During this period, the exercise price at the end of each ninety-day period shall be adjusted if the market price for our common stock is less than the then exercise price for the warrants, and shall, in this event, be the then market price for our common stock. The exercise price for the warrant is also subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the exercise price for the warrants and for stock splits, stock dividends and other similar transactions. If the warrant price is reset, we may record additional charges to income. The warrants may be subject to early expiration after an underwritten public offering or one year if the market price for our common stock exceeds $40.81.

Warrant Issued with Series C-1 Convertible Preferred Stock

     The selling shareholder received a three-year warrant to purchase up to 500,000 shares of our common stock, which was issued on February 28, 2001. The exercise price for the warrant is $3.75 per share. The warrant may be subject to early expiration after 180 days if the market price for our common stock exceeds $7.50 for 10 consecutive trading days. The exercise price for the warrant is subject to anti-dilution protection for stock splits, stock dividends and other similar transactions

Warrant to be Issued with Series C-2 Convertible Preferred Stock

     A warrant to purchase additional shares of common stock will be issued at a ratio of one share for each five shares of common stock into which the series C-2 shares are convertible at an exercise price equal to the greater of 150% of the conversion price of the series C-2 shares or the closing bid price for our common stock on the trading day immediately preceding the issuance of the warrant. If the series C-2 convertible preferred stock is issued, the maximum number of shares of common stock issuable upon exercise of the series C-2 warrant issued with the preferred stock will be 200,000 shares and the minimum exercise price will be $3.75 per share. The warrant may be subject to early expiration after 180 days if the market price for our common stock exceeds the greater of $7.50 or 200% of the exercise price for the warrant for 10 consecutive trading days. The exercise price for the warrant will be subject to anti-dilution protection for stock splits, stock dividends and other similar transactions.

Warrant Issued with Convertible Notes

     We issued the selling shareholder a five-year warrant to purchase 150,116 shares of our common stock in connection with the purchase of the 10% convertible promissory notes. The exercise price for the warrant is $9.3343 per share. The warrant is subject to anti-dilution protection in the event of the issuance of our common stock at prices less than the exercise prices for the warrant or the then current price for our common stock and for stock splits, stock dividends and other similar transactions.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also obtain copies of this material from the SEC's Internet site located at http://www.sec.gov.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, file no. 0-28462:

     .    Our annual report on Form 10-KSB for the year ended December 31, 1999.

     . Our quarterly report on Form 10-QSB for the quarter ended March 31, 2000.

     . Our quarterly report on Form 10-QSB for the quarter ended June 30, 2000.

     . Our quarterly report on Form 10-QSB for the quarter ended September 30, 2000.

     . Our preliminary proxy statement of the 2000 annual meeting of shareholders filed on March 17, 2000.

     . Our definitive proxy statement of the 2000 annual meeting of shareholders filed on April 4, 2000.

     . The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 22, 1996.

     .    Our current report on Form 8-K filed January 5, 2000.

     .    Our current report on Form 8-K filed January 14, 2000.

     .    Our current report on Form 8-K filed February 25, 2000.

     .    Our current report on Form 8-K/A filed March 22, 2000.

     .    Our current report on Form 8-K/A filed March 28, 2000.

     .    Our current report on Form 8-K filed September 19, 2000.

     .    Our current report on Form 8-K/A filed September 27, 2000.

     .    Our current report on Form 8-K filed March 1, 2001.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

               Shareholder Services
               Attn: Kim Boswood
               Webb Interactive Services, Inc.
               1899 Wynkoop
               Suite 600
               Denver, Colorado 80202
               (303) 308-3227

     This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. The selling shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.


                                 LEGAL MATTERS

     Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota, has issued an opinion about the legality of the shares registered by this prospectus.

                                    EXPERTS

     The consolidated financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                INDEMNIFICATION

     Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if specified standards are met. Although indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under these provisions, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     Our articles of incorporation also limit the liability of our directors to the fullest extent permitted by the Colorado law. Specifically, our articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     .  Any breach of the duty of loyalty to us or our shareholders;
     . Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;
     . Dividends or other distributions of corporate assets that are in contravention of specified statutory or contractual restrictions;
     .  Violations of specified laws; or
     . Any transaction from which the director derives an improper personal benefit.

                        WEBB INTERACTIVE SERVICES, INC.
                        -------------------------------

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------


                                                                                                    Page
                                                                                                    ----
Report of Independent Public Accountants                                                             F-2

Consolidated Balance Sheets as of December 31, 2000 and 1999                                         F-3

Consolidated Statements of Operations for the Years Ended December 31, 2000 and 1999                 F-4

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 2000 and 1999       F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2000 and 1999               F-6-F-7

Notes to Consolidated Financial Statements                                                           F-8

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Webb Interactive Services, Inc.:

We have audited the accompanying consolidated balance sheets of WEBB INTERACTIVE SERVICES, INC. (a Colorado corporation), and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Webb Interactive Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, among other factors, the Company has incurred significant and recurring losses from operations and its operations have used substantial amounts of cash. Such losses are expected to continue in the near future. To fund such operating losses, the Company will require additional capital and the availability of such capital is uncertain. These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

                                                             ARTHUR ANDERSEN LLP

Denver, Colorado
   March 1, 2001.

                        WEBB INTERACTIVE SERVICES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                         December 31,
                                                                               --------------------------------
                                                                                   2000               1999
                                                                               -------------      -------------
                             ASSETS
Current assets:
    Cash and cash equivalents                                                  $  4,856,686       $  4,164,371
    Accounts receivable, net (Note 2)                                               469,639             76,806
    Prepaid expenses                                                                301,657            399,217
    Notes receivable from Company officers (Note 3)                                 198,444                  -
    Net current assets of discontinued operations (Note 15)                               -             30,326
    Short-term deposits                                                             438,140            444,545
                                                                               ------------       ------------

       Total current assets                                                       6,264,566          5,115,265
Property and equipment, net (Note 4)                                              2,830,132          1,668,599
Intangible assets, net of accumulated amortization of
    $10,870,312 and $2,523,351, respectively (Notes 13 and 14)                    6,001,667         12,503,047
Net long-term assets of discontinued operations (Note 15)                                 -            683,890
Deferred financing costs                                                            104,893          2,649,517
Other assets                                                                        509,071              4,216
                                                                               ------------      -------------

       Total assets                                                            $ 15,710,329       $ 22,624,534
                                                                               ============       ============

              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current portion of capital leases payable (Note 5)                         $    227,876       $    108,525
    Accounts payable and accrued liabilities                                      2,142,731            771,417
    Accrued salaries and payroll taxes payable                                    1,232,844            936,849
    Accrued interest payable                                                         63,014            126,028
    Customer deposits and deferred revenue                                          174,522             44,882
    Net current liabilities of discontinued operations (Note 15)                          -            375,512
                                                                               ------------       -----------

       Total current liabilities                                                  3,840,987          2,363,213

Capital leases payable (Note 5)                                                           -            115,493
10% convertible note payable, net of discount of $295,676 and
       $947,710, respectively (Note 7)                                            2,358,434          4,052,290

Minority interest in subsidiary                                                     523,700                  -

Commitments and contingencies

Stockholders' equity
    Preferred stock, no par value, 5,000,000 shares authorized:
       Series B-2 convertible preferred stock, 978 and none
         shares issued and outstanding, respectively                                912,286                  -

       10% redeemable, convertible preferred stock, 10%
          cumulative return; none and 85,000 shares issued and
          outstanding, respectively, including dividends payable                          -          1,020,295
          of none and $170,295, respectively

    Common stock, no par value, 60,000,000 shares authorized,
       10,354,473 and 7,830,028 shares issued and outstanding, respectively      85,986,641         49,513,769

    Warrants and options                                                         13,740,819          8,612,322
    Deferred compensation                                                          (402,137)          (412,707)
    Accumulated other comprehensive income                                            1,371                  -
    Accumulated deficit                                                         (91,251,772)       (42,640,141)
                                                                               ------------       ------------

              Total stockholders' equity                                          8,987,208         16,093,538
                                                                               ------------       ------------

              Total liabilities and stockholders' equity                       $ 15,710,329       $ 22,624,534
                                                                               ============       ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                        WEBB INTERACTIVE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                              Year Ended
                                                                             December 31,
                                                                    ------------------------------
                                                                        2000              1999
                                                                    ------------      ------------
Net revenues                                                        $  4,014,393      $  1,193,196
Cost of revenues                                                       3,510,504         1,363,758
                                                                    ------------      ------------

   Gross margin                                                          503,889          (170,562)
                                                                    ------------      ------------
Operating expenses:
   Sales and marketing                                                 3,039,673         1,726,004
   Product development                                                 5,376,972         2,891,569
   General and administrative                                         10,341,650         6,311,544
   Customer acquisition costs                                                  -           941,684
   Depreciation and amortization                                       9,155,123         2,902,523
   Impairment loss (Note 14)                                           8,168,904                 -
                                                                    ------------      ------------

                                                                      36,082,322        14,773,324
                                                                    ------------      ------------

   Loss from operations                                              (35,578,433)      (14,943,886)

Interest income                                                          731,808           225,712
Interest expense                                                        (605,638)       (2,352,062)
Loss on foreign currency transactions                                   (130,357)                -
Loss on write-off of investment in common stock                         (448,172)                -
Loss on disposition of property and equipment                           (344,341)                -
Equity in loss of subsidiary                                                   -          (127,083)
                                                                    ------------      ------------

Net loss from continuing operations                                  (36,375,133)      (17,197,319)
Loss from discontinued operations (Note 15)                             (203,372)          (79,776)
                                                                    ------------      ------------

Net loss                                                             (36,578,505)      (17,277,095)

Preferred stock dividends (Note 8)                                      (373,126)         (272,663)
Accretion of preferred stock to stated value (Note 8)                (11,660,000)       (3,157,691)
Accretion of preferred stock for beneficial conversion feature in
excess of stated value (Note 8)                                                -        (1,158,563)
                                                                    ------------      ------------

Net loss applicable to common stockholders                          $(48,611,631)     $(21,866,012)
                                                                    ============      ============
Net loss applicable to common stockholders from continuing
   operations per share, basic and diluted                          $      (5.35)     $      (3.30)
                                                                    ============      ============
Net loss applicable to common stockholders per share from
   discontinued operations, basic and diluted                       $      (0.02)     $      (0.01)
                                                                    ============      ============

Net loss applicable to common stockholders per share, basic and     $      (5.37)     $      (3.31)
   diluted
                                                                    ============      ============

Weighted average shares outstanding, basic and diluted                 9,060,437         6,610,836
                                                                    ============      ============


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                        WEBB INTERACTIVE SERVICES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999



                                                           Preferred Stock             Common Stock        Warrants and
                                                       ------------------------  ------------------------
                                                         Shares       Amount       Shares       Amount       Options
                                                       ----------  ------------  ----------  ------------  ------------
Balances, December 31, 1998                               246,400  $  4,101,336   4,642,888   $16,410,300  $  2,281,832
Stock issued in private placement of preferred stock        5,000     5,000,000           -             -             -
   Offering costs                                               -      (384,500)          -             -             -
   Beneficial conversion feature of preferred stock             -    (3,931,754)          -     3,931,754             -
Preferred stock dividends                                       -       125,638           -             -             -
Common stock and common stock warrants issued in
   connection with DCI merger                                   -             -     947,626     9,239,358     2,158,837
Common stock issued in connection with NI merger                -             -      71,429       984,400             -
Preferred stock and dividends converted to common
   stock                                                 (166,400)   (8,206,679)    904,981     8,206,679             -
Preferred stock beneficial conversion feature on
   dividends paid through the issuance of common
   stock                                                        -             -           -       147,025             -
Convertible notes payable converted to common
   stock                                                        -             -      82,402       894,879             -
Exercises of stock options and warrants                         -             -   1,144,205     7,197,462    (1,846,830)
10% note payable beneficial conversion feature                  -             -           -     1,967,522             -
Common stock warrant issued in connection with
   10% note payable                                             -             -           -             -     3,383,800
Accretion of preferred stock to stated value                    -     3,157,691           -             -             -
Accretion of preferred stock for beneficial conversion
   feature in excess of stated value                            -     1,158,563           -             -             -
Stock and stock options issued for services and to
   customers                                                    -             -      36,497       534,390     2,634,683
Deferred compensation                                           -             -           -             -             -
Net loss                                                        -             -           -             -             -
Comprehensive Income                                            -             -           -             -             -
                                                       ----------  ------------  ----------  ------------  ------------

Balances, December 31, 1999                                85,000     1,020,295   7,830,028    49,513,769     8,612,322

 Series B-2 preferred stock issued in private
  placement                                                12,500    12,500,000           -             -             -
   Cash offering costs                                          -      (840,000)          -             -             -
   Value of warrants issued for common stock                    -    (6,913,568)          -             -     6,913,568
   Beneficial conversion feature of preferred stock             -    (2,434,957)          -     2,434,957             -
   Deferred offering costs for warrant issued with
    Series B preferred stock                                    -    (2,311,475)          -             -             -
Accretion of preferred stock to stated value                    -    11,660,000           -             -             -
Preferred stock dividends                                       -         2,733           -             -             -
Beneficial conversion feature on 10% preferred
   stock dividends converted to common stock                    -             -           -       370,393             -
Conversion of preferred stock and dividends to
   common stock                                           (96,522)  (11,770,742)  1,231,438    11,770,742             -
Conversion of 10% note payable to common stock                  -             -     248,262     1,886,263             -
Common stock and common stock warrants issued in
   connection with Update acquisition                           -             -     278,411     8,630,741     1,364,676
Exercise of warrants and options                                -             -     751,334    11,132,885    (3,892,442)
Stock and stock options issued for services                     -             -      15,000       246,891       519,554
Deferred compensation                                           -             -           -             -       223,141
Other comprehensive income                                      -             -           -             -             -
Net loss                                                        -             -           -             -             -
Comprehensive income                                            -             -           -             -             -
                                                       ----------  ------------  ----------   -----------  ------------
Balances, December 31, 2000                                   978  $    912,286  10,354,473   $85,986,641  $ 13,740,819
                                                       ==========  ============  ==========   ===========  ============

                                                                                          Accumulated
                                                                                             Other
                                                          Deferred       Accumulated     Comprehensive Comprehensive Stockholders

                                                        Compensation       Deficit          Income        Income         Equity
                                                       --------------   -------------    -------------  ------------  ------------
Balances, December 31, 1998                            $            -   $  (20,774,129)  $           -    $        -  $   2,019,339
Stock issued in private placement of preferred stock                -                -               -             -      5,000,000
   Offering costs                                                   -                -               -             -       (384,500)
   Beneficial conversion feature of preferred stock                 -                -               -             -              -
Preferred stock dividends                                           -          (125,638)             -             -              -
Common stock and common stock warrants issued in
   connection with DCI merger                                       -                -               -             -     11,398,195
Common stock issued in connection with NI merger                    -                -               -             -        984,400
Preferred stock and dividends converted to common
   stock                                                            -                -               -             -              -
Preferred stock beneficial conversion feature on
   dividends paid through the issuance of common
   stock                                                            -          (147,025)             -             -              -
Convertible notes payable converted to common
   stock                                                            -                -               -             -        894,879
Exercises of stock options and warrants                             -                -               -             -      5,350,632
10% note payable beneficial conversion feature                      -                -               -             -      1,967,522
Common stock warrant issued in connection with
   10% note payable                                                 -                -               -             -      3,383,800
Accretion of preferred stock to stated value                        -       (3,157,691)              -             -              -
Accretion of preferred stock for beneficial conversion
   feature in excess of stated value                                -       (1,158,563)              -             -              -
Stock and stock options issued for services and to
   customers                                                        -                -               -             -      3,169,073
Deferred compensation                                        (412,707)               -               -             -       (412,707)
Net loss                                                            -      (17,277,095)              -   (17,277,095)   (17,277,095)
                                                                                                        ------------
Comprehensive Income                                                -                -               -   (17,277,095)             -
                                                                                                        ============

                                                       --------------   --------------   -------------                -------------
Balances, December 31, 1999                                  (412,707)     (42,640,141)              -             -     16,093,538

 Series B-2 preferred stock issued
  in private placement                                              -                -               -             -     12,500,000
   Cash offering costs                                              -                -               -             -       (840,000)
   Value of warrants issued for common stock                        -                -               -             -              -
   Beneficial conversion feature of preferred stock                 -                -               -             -              -
   Deferred offering costs for warrant
    issued with Series B preferred stock                            -                -               -             -     (2,311,475)
Accretion of preferred stock to stated value                        -      (11,660,000)              -             -              -
Preferred stock dividends                                           -           (2,733)              -             -              -
Beneficial conversion feature on 10% preferred
   stock dividends converted to common stock                        -         (370,393)              -             -              -
Conversion of preferred stock and dividends to
   common stock                                                     -                -               -             -              -
Conversion of 10% note payable to common stock                      -                -               -             -      1,886,263
Common stock and common stock warrants issued in
   connection with Update acquisition                               -                -               -             -      9,995,417
Exercise of warrants and options                                    -                -               -             -      7,240,443
Stock and stock options issued for services                   711,787                -               -             -      1,478,232
Deferred compensation                                        (701,217)               -               -             -       (478,076)
Other comprehensive income                                          -                -           1,371         1,371          1,371
Net loss                                                            -      (36,578,505)              -   (36,578,505)   (36,578,505)
                                                                                                        ------------
Comprehensive income                                                -                -               -  $(36,577,134)             -
                                                       --------------   --------------   -------------  ============  -------------
Balances, December 31, 2000                            $     (402,137)  $  (91,251,772)  $       1,371                $   8,987,208
                                                       ==============   ==============   =============                =============

   The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                        WEBB INTERACTIVE SERVICES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          Year Ended
                                                                                                          December 31,
                                                                                                --------------------------------
                                                                                                     2000              1999
                                                                                                --------------    --------------
Cash flows from operating activities:
   Net loss                                                                                      $(36,578,505)     $(17,277,095)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                                 9,506,483         3,211,532
      Impairment loss                                                                               8,168,904                 -
      Stock and stock options issued for services and to customers                                  1,478,232         2,756,366
      Loss on sale and disposal of property and equipment                                             344,341           249,468
      Notes payable issued for interest on 10% convertible note payable                               154,110                 -
      Bad debt expense                                                                                147,882                 -
      Write-off of investment in common stock                                                         448,172                 -
      Accrued interest income on notes receivable                                                      (2,617)                -
      Provision for excess and obsolete inventory                                                           -            55,126
      Accrued interest income on advances to DCI                                                            -           (46,379)
      Reduction in note receivable for services received from DCI                                           -           368,643
      Loss from investment in subsidiary                                                                    -           127,083
      Interest expense on 10% convertible note from beneficial conversion feature                           -         1,967,522
      Amortization of 10% convertible note payable discount                                           198,744           124,615
      Amortization of 10% convertible note payable financing costs                                     72,702            45,142
   Changes in operating assets and liabilities:
      (Increase) decrease in accounts receivable                                                     (510,391)           41,458
      (Increase) decrease in prepaid expenses                                                          97,560          (302,083)
      Increase in short-term deposits and other assets                                               (498,450)         (342,985)
      Increase (decrease) in accounts payable and accrued liabilities                               1,281,917          (490,049)
      Increase in accrued salaries and payroll taxes payable                                          173,506           690,832
      (Decrease) increase in accrued interest payable                                                 (63,014)          107,333
      (Decrease) increase in customer deposits and deferred revenue                                   (53,360)          109,590
                                                                                                 ------------      ------------
      Net cash used in operating activities                                                       (15,633,784)       (8,603,881)
                                                                                                 ------------      ------------
Cash flows from investing activities:
   Cash acquired in business combinations                                                                   -            32,484
   Proceeds from the sale of property and equipment                                                    10,279           133,137
   Net proceeds from sale of discontinued operation                                                    8,134                 -
   Purchase of property and equipment                                                              (2,138,370)       (1,692,532)
   Notes receivable from Company officers                                                            (195,827)                -
   Cash advances to DCI                                                                                     -          (593,649)
   Payment of acquisition costs                                                                             -           (27,468)
   Investment in equity method investee                                                                     -          (240,564)
                                                                                                 ------------      ------------
      Net cash used in investing activities                                                        (2,315,784)       (2,388,592)
                                                                                                 ------------      ------------
Cash flows from financing activities:

   Payments on capital leases and convertible notes payable                                          (259,931)         (124,443)
   Proceeds from issuance of series B preferred stock and warrants                                 12,500,000                 -
   Proceeds from issuance of 10% convertible note payable and warrant                                       -         5,000,000
   Proceeds from exercise of stock options and warrants                                             7,240,443         5,350,632
   Proceeds from issuance of series C preferred stock                                                       -         5,000,000
   10% convertible note payable financing costs                                                             -          (383,184)
   Series B preferred stock and warrant offering costs                                               (840,000)         (384,500)
                                                                                                 ------------      ------------
      Net cash provided by financing activities                                                    18,640,512        14,458,505
                                                                                                 ------------      ------------
Net increase in cash and cash equivalents                                                             690,944         3,466,0
Effect of foreign currency exchange rate charges on cash                                                1,371                 -
Cash and cash equivalents, beginning of year                                                        4,164,371           698,339
                                                                                                 ------------      ------------
Cash and cash equivalents, end of year                                                           $  4,856,686      $  4,164,371
                                                                                                 ============      ============

      The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                        WEBB INTERACTIVE SERVICES, INC.

                                                                                         Year Ended
                                                                                        December 31,
                                                                              ---------------------------------
                                                                                   2000               1999
                                                                              --------------     --------------
Supplemental disclosure of cash flow information:
      Cash paid for interest                                                  $   168,943        $     59,056

Supplemental schedule of non-cash investing and financing activities:
      Common stock and warrants issued in business combinations               $ 9,995,417        $ 12,382,595
      Accretion of preferred stock to stated value                             11,660,000           3,157,691
      Accretion of preferred stock for beneficial conversion
      feature in excess of stated value                                                 -           1,158,563
      Preferred stock dividends paid in common stock                              373,126             272,663
      Preferred stock and dividends converted to common stock                  11,770,742           8,206,679
      10% note payable converted to common stock                                1,886,263                   -
      Common stock received from sale of e-banking business                       448,172                   -
      Convertible notes payable converted to common stock                               -             894,879
      Capital leases for equipment                                                263,788             195,405

      The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                        WEBB INTERACTIVE SERVICES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     ORGANIZATION AND BUSINESS

        Webb Interactive Services, Inc. (with its subsidiaries collectively referred to as the "Company" or "Webb"), was incorporated on March 22, 1994, under the laws of Colorado, and principal operations began in 1995. We develop next generation Internet applications for unlocking the potential of local market e-commerce, including the development of XML-based technologies that facilitate buyer-seller interaction and enable individuals and local businesses to easily manage their Web-based communications. In addition, in July 2000, we formed a majority owned subsidiary, Jabber.com, Inc. ("Jabber.com"). Jabber.com is engaged in the early stages of several projects that are implementing the Jabber.org XML-based open-source instant messaging platform for portal services, enterprise messaging, financial services applications and enhanced mobile and telephony integration.

        During 2000 and 1999, we consummated our acquisitions of Update Systems, Inc. ("Update"), NetIgnite, Inc. ("NI") and Durand Communications, Inc. ("DCI"), respectively. Their shareholders exchanged all of their shares for shares of Webb common stock in business combinations that were recorded using the purchase method of accounting. The accompanying consolidated financial statements reflect the results of operations of these acquisitions from the date of consummation of the acquisitions. The consideration paid in excess of the fair market value of the tangible assets acquired was recorded as intangible assets and goodwill.

        On September 16, 2000, we sold our e-banking business to a privately held company for cash and stock. The accompanying consolidated financial statements reflect the sale of this segment as a discontinued operation.

        We derive revenues principally from licenses of our software; professional services fees for customization of our software, assisting our customers to configure and integrate our software applications; and hosting and support services. Prior to June 1999, we also earned revenues from the sale of design and consulting services for Website development, network engineering services, mark-ups on computer hardware, third-party software sold to customers, maintenance fees charged to customers to maintain computer hardware and Websites, training course fees, and monthly fees paid by customers for Internet access which we provided.

        We have not been profitable since inception. Our ability to become profitable depends on the ability to market our products and services and generate revenues sufficient to exceed our expenses. The success of our revenue model will depend upon many factors including the success of our distribution partners in marketing their products and services; and the extent to which consumers and businesses use our services and conduct e-commerce transactions and advertising utilizing our services. Because of the new and evolving nature of the Internet, we cannot predict whether our revenue model will prove to be viable, whether demand for our products and services will materialize at the prices we expect to charge, or whether current or future pricing levels will be sustainable. We are also highly dependent on certain key personnel.

        At December 31, 2000, we had $4,856,686 in cash and cash equivalents and $2,423,579 in working capital. We have expended significant funds to develop our current product offerings and we anticipate increased operating expenses and research and development expenditures in 2001, which are necessary for us to further develop and market our products as well as to achieve market acceptance of our products in sufficient quantities to achieve positive cash flow from operations. Our continued viability depends, in part, on our ability to obtain additional profitable customer contracts and to obtain additional capital through debt or equity financing sufficient to fund our expected operations. We believe that our cash and cash equivalents and working capital plus the proceeds from the preferred stock private placement that was completed during February 2001 (See Note 22), will be adequate to sustain our operations through May 2001. In addition to the remaining $2.5 million expected to be raised pursuant to the preferred stock financing, we are in active discussions with strategic and institutional investors for an additional $10 million of financing which we believe would be sufficient to fund our operations through at least the first quarter of 2002. However, we have no commitments for the $10 million financing and the conditions to the private investor's obligation to purchase the additional $2.5 million worth of our preferred stock may not be satisfied. Therefore, there can be no assurances that either of these financings will be completed, or if completed, that the terms of any such financings will be acceptable to us. If we are not successful in obtaining funding in appropriate amounts or at appropriate terms, we would consider significant reductions in our operating activities and the sale of all or a portion of our interest in our Jabber.com, Inc. subsidiary.

        As a result of our continuing operating losses and limited working capital to fund expected operating losses, substantial doubt exists about Webb's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should Webb be unable to continue as a going concern.

(2)     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Webb and its majority-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The net loss attributable to the minority stockholders' interests which relates to our Jabber.com subsidiary, is allocated to Webb in the consolidated statements of operations until such time as the minority stockholders' are obligated to fund Jabber.com losses.

        Revenue Recognition

        Webb generates revenues from the license of its software products and from professional service arrangements. Software license revenue is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2 "Software Revenue Recognition" ("SOP 97-2") and related interpretations, and amendments as well as Technical Practice Aids issued from time to time by the American Institute of Certified Public Accountants.

        The Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101") in December 1999. As amended, SAB 101 provides further interpretive guidance for publicly traded companies on the recognition, presentation, and disclosure of revenue in the accompanying financial statements. In June 2000, the SEC issued SAB No. 101B, delaying the implementation of SAB 101 until the fourth quarter of 2000. The provisions of SAB 101 had no material impact on Webb's revenue recognition policies and presentation as reflected in the accompanying consolidated financial statements.

        We recognize revenue on software arrangements only when persuasive evidence of an agreement exists, customer acceptance, if any, has occurred, delivery has occurred, our fee is fixed or determinable, and collectibility is probable.

        Under certain circumstances, software license revenue is deferred until all criteria of SOP 97-2 are met. Certain arrangements contain provisions, which result in the recognition of revenue from software licenses ratably over the term of the contract. In instances where we charge monthly license fees, revenue is recognized on a month-by-month basis as the fees are determined and become collectable.

        Revenue from professional services billed on a time and materials basis is recognized as the services are performed and amounts due from customers are deemed collectible and are contractually non-refundable. Revenue from fixed price long-term contracts is recognized on the percentage of completion method for individual contracts, commencing when progress reaches a point where experience is sufficient to estimate final results with reasonable accuracy. Revenues are recognized in the ratio that costs incurred bear to total estimated contract costs. The use of the percentage of completion method of revenue recognition requires estimates of percentage of project completion. Changes in job performance, estimated profitability and final contract settlements may result in revisions to costs and income in the period in which the revisions are determined. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses are determinable. In instances when the work performed on fixed price agreements is of relatively short duration, we use the completed contract method of accounting whereby revenue is recognized when the work is completed. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

        Revenue from maintenance and support agreements is recognized on a straight-line basis over the term of the related support and maintenance agreement.

        We follow the provisions of EITF 00-3, "Application of AICPA SOP 97-2, `Software Revenue Recognition,' to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware," for software arrangements that include provisions for hosting. Under the EITF consensus, if the customer has the contractual right to take possession of the software at anytime during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software, then the software portion of the arrangement is accounted for under SOP 97-2. If the customer does not have this right, then the fee for the entire arrangement is recognized on a straight-line basis over the life of the related arrangement.

     For software arrangements with multiple elements, we apply the residual method prescribed by SOP 98-9. Revenue applicable to undelivered elements, principally software maintenance, training, hosting and limited implementation services, is deferred based on vendor specific objective evidence ("VSOE") of the fair value of those elements. VSOE is established by the price of the element when it is sold separately (i.e., the renewal rate for software maintenance and normal prices charged for training, hosting and professional services). Revenue applicable to the delivered elements is deemed equal to the remainder/residual amount of the fixed arrangement price. Assuming none of the undelivered elements are essential to the functionality of any of the delivered elements, we recognize the residual revenue attributed to the delivered elements when all other criteria for revenue recognition for those elements have been met.

        We believe our current revenue recognition policies and practices are consistent with the provisions of SOP 97-2, as amended by SOP 98-4 and SOP 98-9, which were issued by the American Institute of Certified Public Accountants, as well as other related authoritative literature. Implementation guidelines for these standards, as well as potential new standards, could lead to unanticipated changes in our current revenue recognition policies. Such changes could affect the timing of our future revenue and results of operations.

        Business Combinations

        Business combinations that have been accounted for under the purchase method of accounting include the results of operations of the acquired businesses from the date of acquisition. We recorded the assets and liabilities of the companies we acquired at their estimated fair values on the date of acquisition (See Note 13).

        Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires Webb's management to make estimates and assumptions. These estimates and assumptions may affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Cash and Cash Equivalents

        For purposes of reporting cash flows, cash and cash equivalents include highly liquid investments with original maturities of 90 days or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates. The recorded amounts for cash equivalents approximate fair value due to the short-term nature of these financial instruments. Included in short-term deposits and other assets are restricted cash certificates of deposits for collateral on our office lease and a software lease totalling $797,797 and $343,797 as of December 31, 2000 and 1999, respectively.

        Concentration of Credit Risk

        Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We have no significant off balance-sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. We maintain our cash in the form of demand deposits with financial institutions that we believe to be of high credit quality.

        We perform ongoing evaluations of our customers' financial condition and generally do not require collateral. Allowances for uncollectible accounts receivable are determined based upon information available and historical experience. Accounts receivable are shown net of allowance for doubtful accounts totalling $151,882 and $4,000 as of December 31, 2000 and 1999, respectively.

        As discussed in Note 17, three customers in both 2000 and 1999 account for more than 10% each of 2000 and 1999 revenues, and three and four customers account for more than 10% each of accounts receivable as of December 31, 2000 and 1999, respectively.

        Property and Equipment

        Property and equipment is stated at cost or estimated fair value upon acquisition and depreciation is provided using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Maintenance and repairs are expensed as incurred and improvements are capitalized.

        Long-Lived Assets, Intangible Assets and Goodwill

        In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," ("SFAS 121"), we evaluate the carrying value of our long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less the cost to sell the assets.

        Intangible assets and goodwill are being amortized on a straight-line basis over their estimated economic lives of three years. Subsequent to acquisitions which result in intangible assets and goodwill, we continually evaluate whether later events and circumstances have occurred that indicate the remaining useful life of the intangible assets and goodwill may warrant revision or that the remaining balance may not be recoverable. When factors indicate that intangible assets and goodwill should be evaluated for possible impairment, we use an estimate of the undiscounted cash flows over the remaining life of the intangible assets and goodwill in measuring whether the intangible assets and goodwill are recoverable.

        We recorded amortization expense totalling $8,347,207 and $2,523,351 for the years ended December 31, 2000 and 1999, respectively. We also recorded an impairment loss on certain intangible assets and goodwill for the year ended December 31, 2000, totalling $8,168,904 (See Notes 13 and 14). As of December 31, 2000, approximately $290,000 of our intangible assets consisted of goodwill.

        We will continue to evaluate the carrying value of the remaining intangible assets for possible impairment. Such a review may indicate further impairment that would require us to record additional impairment losses in future periods and those losses could be substantial.

Cost of Revenues
----------------

     Cost of revenues include nominal direct cost of delivering software, direct labor costs for maintenance and support and professional services, and an allocation of overhead costs.

        Capitalized Software Development Costs, Purchased Software Technology and Research and Development Costs

        Software development costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed" ("SFAS 86"). Capitalization of development costs of software products begins once the technological feasibility of the product is established. The establishment of technological feasibility is highly subjective and requires the exercise of judgment by Webb's management. Based on our product development process, technological feasibility is established upon completion of a detailed program design. Capitalization ceases when such software is ready for general release, at which time amortization of the capitalized costs begins.

        We have determined that the time between technological feasibility and general release is short, consequently, we have not capitalized software development costs but expensed those costs as incurred. Product development costs relating principally to the design and development of software products are generally expensed as incurred. The cost of developing routine software enhancements is expensed as incurred.

     Intangibles, net in the accompanying consolidated balance sheets include amounts allocated to software products acquired in business combinations. These costs are being amortized over three years. Remaining unamortized costs were $5,711,616 and $9,965,564 as of December 31, 2000 and 1999, respectively.

        Fair Value of Financial Instruments

        Financial instruments consist of cash and cash equivalents, trade and notes receivable, and accounts payable. As of December 31, 2000 and 1999, the carrying values of such instruments approximated their fair values. Based upon interest rates currently available for debt with comparable terms and characteristics, the fair value of the 10% note payable is estimated to be $1,953,612.

        Foreign Currencies

        The functional currency of our foreign subsidiary is the Euro. Assets and liabilities of this subsidiary are translated to U.S. dollars at year-end exchange rates, and income statement items are translated at the exchange rates present at the time such transactions arise. Resulting translation adjustments are recorded as a separate component of accumulated other comprehensive income. Gains and losses resulting from foreign currency transactions are included in income.

        Transactions demonimated in currencies other than the Euro are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in foreign currency transaction gains and losses which are reflected in income as unrealized (based on period-end translation) or realized (upon settlement of the transaction). Unrealized transaction gains and losses applicable to permanent investments by Webb in its foreign subsidiary are included as cumulative translation adjustments, and unrealized translation gains and losses applicable to short-term intercompany receivables from or payables to Webb and its foreign subsidiary are included in income.

        Customer Acquisition Costs

        Costs to acquire customers are capitalized if the related customer contract contains guarantees of minimum revenue that support the amount paid. Such capitalized costs are amortized over the term the guaranteed revenue is recognized. When the contract does not provide for guaranteed revenue, acquisition costs are expensed when incurred.

        Income Taxes

        The current provision for income taxes represents actual or estimated amounts payable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. Our deferred tax assets have been reduced by a valuation allowance to the extent it is more likely than not that some or all of the deferred tax assets will not be realized (See Note 18).

        Stock-Based Compensation

        Employee stock option plans and other employee stock-based compensation arrangements are accounted for in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and related interpretations. As such, compensation expense related to employee stock options is recorded if, on the measurement date, the fair value of the underlying stock exceeds the stock option exercise price. We adopted the disclosure-only provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123"), which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and provide pro forma disclosures for employee stock grants made in 1996 and future years as if the fair-value-based method of accounting in SFAS 123 had been applied to these transactions.

        Equity instruments issued to non-employees are accounted for in accordance with SFAS 123 and related interpretations. Certain grants of warrants require the use of variable plan accounting whereby the warrants are valued using the Black-Scholes option pricing model at the date of issuance and at each subsequent reporting date with final valuation on the vesting date. Such instruments can result in substantial volatility in our results of operations until they are vested. We record deferred compensation expense based on the calculated values as of December 31, 2000 and 1999, and record expense over the vesting term of the warrant.

        In March 2000, the FASB issued FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" ("FIN No. 44"). The Interpretation clarifies the application of APB No. 25 for certain issues related to equity based instruments issued to employees. We adopted the provisions of FIN No. 44 in July 2000. There was no significant impact on our financial position or results of operations as a result of the application of FIN No. 44.

        Net Loss Per Common Share

        Net loss per share is calculated in accordance with SFAS No. 128, "Earnings Per Share" ("SFAS 128"). Under the provisions of SFAS 128, basic net loss per share is computed by dividing net loss applicable to common shareholders for the period by the weighted average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if the effect of the potential common shares is dilutive. As a result of our net losses, all potentially dilutive securities, as indicated in the table below, would be anti-dilutive and are excluded from the computation of diluted loss per share, and there are no differences between basic and diluted per share amounts for all years presented.

                                                        December 31,
                                              --------------------------------
                                                   2000               1999
                                              --------------     -------------
Stock options                                     4,128,070         2,770,055
10% convertible note payable                        263,566           496,524
Warrants and underwriter options                    729,318           973,149
Series B-2 preferred stock                           95,844                 -
10% preferred stock                                       -           102,030
                                              -------------      ------------
Total                                             5,216,798         4,341,758
                                              =============      ============

        The number of shares excluded from the earnings per share calculation because they are anti-dilutive, using the treasury stock method were 2,222,989 and 1,489,286 for the years ended December 31, 2000 and 1999, respectively.

        Comprehensive Income (Loss)

        Comprehensive income (loss) includes net earnings (loss) and other non-owner changes to stockholders' equity not reflected in net income (loss) applicable to common stockholders. The components of accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets, consists of cumulative translation adjustment from assets and liabilities of our foreign subsidiary.

        Accounting for the Costs of Computer Software Developed or Obtained for Internal Use

        Effective January 1, 1999, we adopted the provisions of Statement of Position 98-1, "Accounting for the Costs of Computer Software Development or Obtained for Internal Use" ("SOP 98-1"). This statement establishes standards for the capitalization of costs related to internal use software. In general, costs incurred during the development stage are capitalized, while the costs incurred during the preliminary project and post-implementation stages are expensed. During the year ended December 31, 2000, we capitalized $113,657 of costs associated with the implementation of our accounting system.

        Recent Accounting Pronouncements

        In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 - An amendment of FASB Statement No. 133" (SFAS 137). SFAS 137 delayed the effective date of SFAS 133 to financial quarters and financial years beginning after June 15, 2000. We historically have not entered into arrangements that would fall under the scope of SFAS 133.

        Reclassifications

        Certain reclassifications to prior year financial statements have been made to conform to the current year's presentation.

(3)     NOTES RECEIVABLE FROM COMPANY OFFICERS

        During 2000, the Company loaned a total of $195,827 to two officers of the Company pursuant to demand notes with full recourse bearing interest at 8% per annum. Interest is payable monthly commencing July 1, 2000.

(4)     PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

                                                         December 31,
                                                -------------------------------
                                                    2000              1999
                                                -------------     -------------
Computer equipment                               $ 1,518,443        $ 1,663,927
Office furniture and equipment                       480,514            222,494
Purchased software                                 1,298,139            807,283
Leasehold improvements                               496,453             66,657
                                                ------------      -------------
                                                   3,793,549          2,936,507
Less accumulated depreciation                       (963,417)        (1,091,762)
                                                ------------      -------------
Net property and equipment                       $ 2,830,132        $ 1,668,599
                                                ============      =============

        Certain office equipment, computer equipment and software is pledged as collateral for capital leases payable (See Note 5).

        Computer equipment, office equipment, and software is depreciated over three to five years, office furnishings over seven years, and leasehold improvements over the shorter of its economic life or the life of the lease. Depreciation expense totalled $1,159,522 and $553,411 for the years ended December 31, 2000 and 1999, respectively.

(5)     CAPITAL LEASES PAYABLE

        Capital leases payable consist of the following:

                                                                             December 31,
                                                                ---------------------------------
                                                                     2000               1999
                                                                --------------     --------------
 Capital lease payable in quarterly principal and interest
     payments of $33,778, for eight quarters beginning
     January 1, 2000, effective interest rate of 15.06%,
     secured by cash certificate of deposit                        $ 119,721           $     -


 Capital lease payable in quarterly principal and interest
     payments of $22,994, for eight quarters beginning
     January 1, 2000, effective interest rate of 16.47%,
     secured by cash certificate of deposit                           83,682           160,405


Capital lease payable in monthly principal and interest
     payments of $2,828, for thirty-six months beginning
     November 1, 1998, effective interest rate of 16%,
     secured by software                                              24,473            58,261

Capital lease payable in monthly principal and interest
     payments of $624, for twenty-four months beginning May
     1, 1998, effective interest rate of 12.3%, secured by
     computer equipment                                                    -             2,957

Capital lease payable in monthly principal and interest
     payments of $195, for thirty-six months beginning March
     10, 1998, effective interest rate of 22%, secured by
     office equipment                                                      -             2,395
                                                                ------------       -----------
                                                                     227,876           224,018
Less  current portion                                               (227,876)         (108,525)
                                                                ------------       -----------
                                                                    $      -         $ 115,493
                                                                ============       ===========

        Future minimum lease payments under capital leases as of December 31, 2000 are as follows:

2001                                                         $ 260,364
Less amount representing interest                              (32,488)
                                                         -------------
                                                             $ 227,876
                                                         =============

        The net book value of assets under capital lease totalled $374,114 and $239,296 for the years ended December 31, 2000 and 1999, respectively.

(6)     CONVERTIBLE NOTES PAYABLE

        Subsequent to the agreement to acquire DCI (See Note 13), we issued convertible notes payable to DCI creditors totalling $942,885. The notes were convertible at the election of the holder into a number of our common shares at conversion prices equal to $9.61 and the greater of $9.75 or the closing bid price on the conversion date. During 1999, holders of the convertible notes payable converted $894,879 of principal and accrued interest payable into 82,402 shares of our common stock at conversion prices per share ranging from approximately $9.61 to $14.75 as summarized in the following table:

                                                                                Common
                                       Note Payable                             Stock
                                        And Accrued       Common Stock        Conversion
                                         Interest            Shares            Price per
         Conversion Date                 Converted           Issued              Share
----------------------------------     --------------     -------------      -------------
July 15, 1999                               $236,509            16,034             $14.75
September 27, 1999                           144,150            15,000               9.61
September 28, 1999                            49,011             5,100               9.61
September 29, 1999                           112,437            11,700               9.61
September 30, 1999                            50,938             5,000              10.19
October 1, 1999                              106,250            10,000              10.63
October 4, 1999                               78,501             7,753              10.13
October 5, 1999                               15,684             1,600      9.61 to 10.13
October 7, 1999                               72,308             7,231              10.00
October 15, 1999                              29,091             2,984               9.75
                                       --------------     -------------
Total                                       $894,879            82,402
                                       ==============     =============

(7)     10% CONVERTIBLE NOTE PAYABLE

        On August 25, 1999, we entered into a Securities Purchase Agreement and executed a $5,000,000 three-year 10% Convertible Promissory Note (the "10% note payable"). We received net proceeds totalling $4,616,816 after deducting $383,184 in financing costs. The financing costs were recorded as a deferred asset and are being amortized as additional interest expense over the term of the 10% note payable.

        In order to facilitate the sale of our series B preferred stock, the terms of the 10% note payable agreement were amended on December 18, 1999. We issued the note holder a five-year warrant to purchase 136,519 shares of our common stock at an initial exercise price of $18.506 per share in consideration for the note holder's agreement to exchange the note for an amended note with terms more favorable to us. We recorded the fair value of this warrant totalling $2,311,475 as series B preferred stock offering costs (See Note 8).

        The material amendments to the 10% note payable and the warrant were as follows: (i) to set the conversion price for the 10% note payable at $10.07 per share until March 22, 2000; (ii) to eliminate the variable conversion price feature of the 10% note payable (iii) to enable us to require the conversion of one-half of the principal amount of the 10% note payable upon certain events;
(iv) to eliminate certain of our rights to pre-pay the 10% note payable; (v) in the event that we force the conversion of one-half of the principal amount of the 10% note payable, to permit the holder to elect to have the interest thereafter due and payable on the 10% note payable paid in shares of our common stock or additional Notes Payable ("PIK notes") with terms similar to the 10% note payable; and (vi) to provide for the amendment in the exercise price of the warrant on September 30, 2000, if the market price of our common stock was then less than $11.44.

        The 10% note payable was initially convertible into shares of our common stock at a conversion price of $10.07 per share. The conversion price is subject to anti-dilution protection in the event we issue common stock at prices less than the conversion price for the 10% note payable or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement of preferred stock we completed in February 2001, the conversion price was reset to $2.50 per share. As a result, we will record non-cash interest expense totalling $2,394,234 in the first quarter of 2001 (See Note 22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

        On February 18, 2000, the holder converted $2,500,000 of the $5,000,000 outstanding 10% note payable into 248,262 shares of our common stock at a conversion price of $10.07 per share.

        We may prepay the 10% note payable at any time after August 25, 2000, if the closing bid price for our common stock for 20 consecutive trading days is at least 200% of the conversion price then in effect. The redemption price would equal 115% of the face amount of the 10% note payable, plus accrued and unpaid interest.

        The 10% note payable bears interest at the rate of 10% per annum. During the years ended December 31, 2000 and 1999, we recorded interest expense totalling $488,570 and $2,311,252, respectively, as summarized in the following table:

                                                             Year Ended December 31,
                                                         --------------------------------

                                                             2000               1999
                                                         --------------     -------------
Interest paid with principal-in-kind notes                    $154,110       $   -
Amortization of discount                                       198,744           124,615
Amortization of financing costs                                 72,702            45,142
Beneficial conversion feature                                  -               1,967,522
                                                         --------------     -------------

     Total non cash interest expense                           425,556         2,137,279

Interest expense payable in cash                                63,014           173,973
                                                         --------------     -------------

     Total 10% note payable interest expense                  $488,570       $ 2,311,252
                                                         ==============     =============

        Due to the conversion feature associated with the 10% note payable, we accounted for a beneficial conversion feature as additional interest expense. Based on accounting principles generally accepted in the United States, the computed value of the beneficial conversion feature totalling $1,967,522 was initially recorded as a reduction of the 10% note payable and an increase to additional paid-in capital on the date of issuance, even though the 10% note payable was not then convertible and was subject to redemption prior to the date that it first became convertible. The beneficial conversion feature reduction to the 10% note payable was amortized as additional interest expense from the date of issuance to the earliest date of conversion, which was during the fourth quarter of 1999.

        The holder of the 10% note payable was initially granted a five-year warrant for 136,519 shares exercisable at $11.44 per share (the "10% note payable warrant"). In connection with the amendment in December 1999, the holder was granted an additional warrant for 136,519 shares exercisable initially at $18.51 per share (the "series B preferred stock warrant") as follows:

        10% Note Payable Warrant-

        We valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

Recorded value                                              $1,072,325
Exercise price                                                  $11.44
Fair market value of common stock on grant date                 $10.13
Option life                                                    5 years
Volatility rate                                                   104%
Risk free rate of return                                            6%
Dividend rate                                                       0%

        The fair value of the 10% note payable warrant was recorded as a discount to the 10% note payable and is being amortized as additional interest expense over the term of the 10% note payable. We recorded additional interest expense related to this warrant totalling $198,744 and $124,615 for the years ended December 31, 2000 and 1999, respectively. Upon conversion of half of the outstanding 10% note payable balance, the remaining unamortized discount was correspondingly reduced.

        On February 18, 2000, the holder exercised the note payable warrant to purchase 136,519 shares of our common stock for which we received net proceeds totalling $1,468,070.

        Series B Preferred Stock Warrant-

        In accordance with the original terms of the Series B preferred stock warrant, the exercise price was reset on September 29, 2000, to $10.264 per share, the average closing bid price of our common stock for the 20 trading days ended on September 29, 2000. As a result of the reset of the exercise price, we recorded additional expense totalling $110,302 for the year ended December 31, 2000.

        We valued the warrant utilizing the Black-Scholes option pricing model using the following assumptions:

                                                            Valuation Date
                                              -------------------------------------------
                                              September 29, 2000      December 18, 1999
                                              -------------------     -------------------
Exercise price                                         $10.26425                  $18.51
Fair market value of common stock on
    valuation date                                        $8.625                  $21.06
Option life                                              5 years                 5 years
Volatility rate                                             104%                    104%
Risk free rate of return                                      6%                      6%
Dividend rate                                                 0%                      0%


       The original value of the warrant was recorded as a deferred private placement cost related to the sale of our series B preferred stock (See Note 8).

        The number of common shares issuable upon exercise and the exercise price are subject to anti-dilution protection in the event we issue common stock at prices less than the current exercise price for the warrant or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement we completed in February 2001, the exercise price was reset to $9.33431 per share and the number of common shares issuable upon exercise of the warrant was reset to 150,116. Based on the anti-dilution provision of the warrant, we will record non-cash expense totalling $31,932 in the first quarter of 2001 (See Note 22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

(8)      PREFERRED STOCK

                  Preferred stock consists of the following-

                            Series B-2 Preferred Stock            Series B Preferred Stock           10% Preferred Stock
                           -----------------------------       -----------------------------       ---------------------
                                 Shares      Amount                 Shares        Amount             Shares       Amount
                           -----------------------------       -----------------------------       ----------------------
Balances, December
   31, 1998                     -        $         -                  -       $          -           245,000    $ 2,691,172
Stock issued in
   private placement            -                  -                  -                  -                 -              -
Offering costs                  -                  -                  -                  -                 -              -
Beneficial conversion
   feature of
   preferred stock              -                  -                  -                  -                 -              -
Preferred stock
   dividends                    -                  -                  -                  -                 -         94,216
Preferred stock and
   dividends
   converted to
   common stock                 -                  -                  -                  -          (160,000)    (1,765,093)
Accretion of
   preferred stock to
   stated value                 -                  -                  -                  -                 -              -
Accretion of
   preferred stock
   for beneficial
   conversion feature
   in excess of
   stated value                 -                  -                  -                  -                 -              -
                         ---------        ----------        ------------       -----------         ----------     -----------
Balances, December
   31, 1999                     -                  -                  -                  -            85,000      1,020,295
Stock issued in
   private placement            -                  -             12,500         12,500,000                 -              -
Cash offering costs             -                  -                  -           (840,000)                -              -
Value of warrants issued
   for common stock             -                  -                  -         (6,913,568)                -              -
Beneficial conversion
   feature of
   preferred stock              -                  -                  -         (2,434,957)                -              -
Deferred offering
   costs for warrant
   issued with Series B
   preferred stock              -                  -                  -         (2,311,475)                -              -
Preferred stock
   dividends                    -                  -                  -                  -                 -          2,733
Exchange of series B
   preferred stock
   for series B-2
   preferred stock         12,500         11,660,000            (12,500)       (11,660,000)                -              -
Preferred stock and
   dividends
   converted to
   common stock           (11,522)       (10,747,714)                 -                  -           (85,000)    (1,023,028)
Accretion of
   preferred stock to
   stated value                 -                  -                  -         11,660,000                 -              -
                        ---------        -----------       ------------       ------------        ----------     ----------
Balances, December
   31, 2000                   978        $   912,286                  -       $          -                 -    $         -
                        =========        ===========       ============       ============        ==========    ===========


                             Series C Preferred Stock            Series A Preferred Stock            Total Preferred Stock
                        -----------------------------           ----------------------------        --------------------------
                             Shares       Amount                  Shares        Amount                Shares        Amount
                        -----------------------------           ----------------------------        --------------------------
Balances, December
   31, 1998                     -         $        -              1,400        $ 1,410,164           246,400    $ 4,101,336
Stock issued in
   private placement        5,000          5,000,000                  -                  -             5,000      5,000,000
Offering costs                  -           (384,500)                 -                  -                 -       (384,500)
Beneficial conversion
   feature of
   preferred stock              -         (3,931,754)                 -                  -                 -     (3,931,754)
Preferred stock
   dividends                    -             29,121                  -              2,301                 -        125,638
Preferred stock and
   dividends
   converted to
   common stock            (5,000)        (5,029,121)            (1,400)        (1,412,465)         (166,400)    (8,206,679)
Accretion of
   preferred stock to
   stated value                 -          3,157,691                  -                  -                 -      3,157,691
Accretion of
   preferred stock
   for beneficial
   conversion feature
   in excess of
   stated value                 -          1,158,563                  -                  -                 -      1,158,563
                        ---------        -----------       ------------       ------------        ----------     -----------
Balances, December
   31, 1999                     -                  -                  -                  -            85,000      1,020,295
Stock issued in
   private placement            -                  -                  -                  -            12,500     12,500,000
Cash offering costs             -                  -                  -                  -                 -       (840,000)
Value of warrants
   issued for
   common stock                 -                  -                  -                  -                 -     (6,913,568)
Beneficial conversion
   feature of
   preferred stock              -                  -                  -                  -                 -     (2,434,957)
Deferred offering costs
   costs for warrant
   issued with Series B
   preferred stock              -                  -                  -                  -                 -     (2,311,475)
Preferred stock
   dividends                    -                  -                  -                  -                 -          2,733
Exchange of series B
   preferred stock
   for series B-2
   preferred stock              -                  -                  -                  -                 -              -
Preferred stock and
   dividends
   converted to
   common stock                 -                  -                  -                  -           (96,522)   (11,770,742)
Accretion of
   preferred stock to
   stated value                 -                  -                  -                  -                 -     11,660,000
                       ----------       ------------      -------------      -------------       -----------   ------------
Balances, December
   31, 2000                     -       $          -                  -      $           -               978   $    912,286
                       ==========       ============      =============      =============       ===========   ============

        During 2000 and 1999, we entered into several private placements in which we sold shares of our convertible preferred stock, including common stock purchase warrants, to a limited number of investors. We recorded the value of the warrants upon each issuance, using the Black-Scholes option pricing model, as a reduction of the preferred stock offering.

        In general, the terms of the preferred stock grant the holders the right to convert the preferred stock into shares of our common stock at specified conversion prices. In each issuance of preferred stock, the conversion price has included a beneficial conversion feature because the value of the common stock resulting from a theoretical conversion of the preferred stock on the issuance date is greater than the allocated value of the preferred stock, which is referred to as a "beneficial conversion feature" in the accompanying consolidated financial statements.

        Accounting principles generally accepted in the United States require us to record the beneficial conversion feature, the value of warrants and, in most instances, the cash offering costs as additional preferred stock dividends. This non-cash charge to net loss applicable to common stockholders is labeled "Accretion of preferred stock to stated value" in the accompanying financial statements. In some instances, the beneficial conversion is greater than the total proceeds we received from the sale of the preferred stock. In those instances, the amount in excess of the value of the preferred stock has been recorded as additional preferred stock dividends as well. This non-cash expense is labeled "Accretion of preferred stock for beneficial conversion feature in excess of stated value" in the accompanying financial statements.

        The table presented below summarizes our preferred stock transactions during 2000 and 1999, with details of each transaction summarized under the preferred stock captions which follow.

                       Preferred                              Conversion     Beneficial       Total
                         Stock      Shares        Gross        Price Per     Conversion     Accretion
 Date of Issuance       Series      Issued       Proceeds       Share          Feature       Expense
-------------------    ---------   ---------    -----------   -----------    ----------    ----------
February 18, 2000      Series B      12,500     $12,500,000      $ 20.00     $2,434,957    $11,660,000
September 27, 2000     Series B-2    12,500           None      10.20408         -             -
January 11, 1999       Series C       3,000      3,000,000    8.59 to         3,914,063      4,158,563
                                                                   11.13
June 18, 1999          Series C       2,000      2,000,000    8.59 to            17,691        157,691
                                                                   11.13

        As of December 31, 2000, 978 shares of our series B-2 preferred stock remained outstanding.

        Series B Preferred Stock-

        On February 18, 2000, we completed a private placement that resulted in gross proceeds of $12,500,000. The placement was made pursuant to a securities purchase agreement entered into on December 31, 1999. We sold 12,500 shares of our series B convertible preferred stock (the "series B preferred stock"), including warrants to purchase 343,750 shares of our common stock. We received net proceeds totalling approximately $11,660,000 after deducting approximately $840,000 in offering costs.

        The series B preferred stock was convertible into shares of our common stock, initially at $20.00. The conversion rate for the series B preferred stock was subject to a potential reset on November 12, 2000, based on the then market value for our common stock.

        In order to facilitate the sale of our series B preferred stock, the terms of the 10% note payable agreement, issued on August 25, 1999, were amended on December 18, 1999 (See Note 7). We issued the note holder a five-year warrant to purchase 136,519 shares of our common stock at an initial exercise price of $18.506 per share in consideration for the note holder's agreement to exchange the note for an amended note with terms more favorable for us. We recorded $2,311,475 in series B preferred stock offering costs as a result of the issuance of this warrant. In accordance with the original terms of the warrant, the exercise price was reset on September 29, 2000 to $10.264 per share, the average closing bid price of our common stock for the 20 trading days ended on September 29, 2000 (See Note 7). The number of common shares issuable upon exercise and the exercise price are subject to anti-dilution protection in the event we issue common stock at prices less than the current exercise price for the warrant or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement we completed in February 2001, the exercise price was reset to $9.33431 per share and the number of common shares issuable upon exercise of the warrant was reset to 150,116. Based on the anti-dilution provision of the warrant, we will record non-cash expense totalling $2,264 in the first quarter of 2001 (See Note 22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

        We also issued five-year warrants to purchase 343,750 shares of our common stock with the series B preferred stock, valued at $6,913,568, determined based on the relative fair value of the warrants using the Black-Scholes option pricing model, and the net proceeds we received. The warrants entitle the holder to purchase one share of our common stock for a purchase price initially set at $20.20, which was equal to 101% of the initial conversion price of the preferred stock, at any time during the five-year period commencing on February 18, 2000. The exercise price for the warrants is subject to being reset based upon future market prices for our common stock every 90 days commencing May 17, 2000, until January 20, 2003. If the current exercise price is higher than the current market price (the lower of the average closing bid prices for the 10-day period ending on such date or the closing bid price on such date), the exercise price will be reset to the market price. As detailed below, the exercise price has been reset at each such date and, as a result, we recorded additional compensation expense totalling $379,436 for the year ended December 31, 2000.

        The warrants were valued and the expense charges determined utilizing the Black-Scholes option pricing model using the following assumptions:


                                                     2000 Valuation Date
                            ---------------------------------------------------------------------
                             February 18          May 17            August 18        November 14
                            -------------      -------------      -------------     --------------
Exercise price                    $20.20             $13.00             $8.875             $3.875
Fair market value of
    common stock on
    grant or
    redetermination date          $66.88             $13.00             $8.875             $3.875
Option life                      5 years            5 years            5 years            5 years
Volatility rate                     120%               120%               120%               120%
Risk free rate of return            6.7%               6.7%               6.7%               6.7%
Dividend rate                         0%                 0%                 0%                 0%

        The exercise price is subject to anti-dilution protection in the event we issue common stock at prices less than the current exercise price for the warrants or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement we completed in February 2001, the exercise price was reset to $3.75374 per share. Based on the anti-dilution provision of the warrant, we will record non-cash expense totaling $2,264 in the first quarter of 2001 (See Note
22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

        Due to the conversion feature associated with the series B preferred stock, we accounted for a beneficial conversion feature as an additional preferred stock dividend. The computed value of the beneficial conversion feature of $2,434,957 was limited to the relative fair value of the series B preferred stock, and was initially recorded as a reduction of the series B preferred stock and an increase to additional paid-in capital. The beneficial conversion feature reduction to the series B preferred stock was accreted on the date of issuance, as additional preferred stock dividends, by recording a charge to income applicable to common stockholders from the date of issuance to the earliest date of conversion.

        The difference between the stated value of $1,000 per share totalling $11,660,000 and the recorded value on February 18, 2000, was accreted as a charge to income applicable to common stockholders on the date of issuance (the date on which the series B preferred stock was first convertible) and was comprised of the following:

Beneficial conversion feature                               $2,434,957
Relative fair value of common stock warrants                 6,913,568

Value of common stock warrant issued to holder of 10%
     note payable                                            2,311,475
                                                           -----------
Total accretion recorded                                   $11,660,000
                                                           ===========

        Series B-2 Preferred Stock-

        On September 27, 2000, we executed exchange agreements with the holders of our series B preferred stock whereby we redeemed all of the outstanding series B convertible preferred stock in exchange for 12,500 shares of our series B-2 convertible preferred stock (the "series B-2 preferred stock") that has a stated value of $1,000 per share.

        The series B-2 preferred stock was convertible into shares of our common stock at $10.20408 per share (1,225,000 shares in the aggregate) by the holders at any time, so long as the conversion would not result in the holder being a beneficial owner of more than 4.99% of our common stock. On December 31, 2000, the series B preferred stock was subject to an automatic conversion feature, subject to the 4.99% limitation, pursuant to which 10,522 shares were converted into 1,031,136 shares of our common stock. The remaining 978 outstanding shares will be automatically converted into shares of our common stock at the end of each subsequent 30-day period, subject to the 4.99% limitation.

        The conversion price is subject to anti-dilution protection in the event we issue common stock at prices less than the conversion price for the series B-2 preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. As a result of the private placement we completed in February 2001, the conversion price was reset to $2.50 per share. Based on the anti-dilution provision of the warrant, we will record non-cash expense totalling $886,068 in the first quarter of 2001 (See
Note 22). If the conversion price is further reduced, we may be required to record additional charges against income and such charges may be significant.

        During 2000, investors converted 11,522 shares of the series B-2 preferred stock into 1,129,136 shares of our common stock at a conversion price of $10.20408 as summarized in the following table:

                                                                  Number of Shares
                                                         --------------------------------
                                                           Series B-2
                                                           Preferred        Common Stock
                  Conversion Date                            Stock
----------------------------------------------------     --------------     -------------
December 12, 2000                                                1,000            98,000
December 31, 2000                                               10,522         1,031,136
                                                         --------------     -------------
Total                                                           11,522         1,129,136
                                                         ==============     =============

        The series B-2 preferred stock has preference if we were to liquidate, dissolve or wind-up our business, whether voluntary or otherwise. In these events, after we paid our debts and other liabilities, the holders of the series B-2 preferred stock would be entitled to receive $1,000 per share from our remaining net assets, before any distribution to the holders of our common stock. The series B-2 preferred stock is also redeemable in certain circumstances, including a change in control of Webb. Without some failure on our part, the holders of the series B-2 preferred stock can not unilaterally require redemption.

        Series C Preferred Stock-

        On January 11, 1999, we completed a private placement of preferred stock that resulted in gross proceeds of $3,000,000. We sold 3,000 shares of our 4% series C cumulative, convertible, redeemable preferred stock (the "series C preferred stock"). We received net proceeds totalling $2,755,500 after deducting $244,500 in offering costs.

        In addition, we also issued a warrant that entitled the holder to purchase, at a price of $1,000 per share, up to 2,000 shares of our series C preferred stock. This warrant also granted us the right to require the holder to exercise such warrant. On June 18, 1999, we exercised this right and sold 2,000 shares of the series C preferred stock for net proceeds of $1,860,000 after deducting $140,000 in offering costs.

        The series C preferred stock specified a 4% per annum cumulative, non-compounding dividend based on the stated value of $1,000 per share. Each share of series C preferred stock was convertible, at the option of the holder thereof, at any time after February 1, 1999, into the number of shares of our common stock equal to $1,000 divided by the lesser of (i) 140% of the closing bid price of our common stock on the date of the issuance of the series C preferred stock being converted (initially $20.48), or if less and if the conversion is occurring at least 120 days after the issuance of the series C preferred stock being converted, 100% of the closing bid price of our common stock on the trading day closest to the date that is 120 days after the series C preferred stock that is being converted was issued or (ii) the average of the five lowest closing bid prices of our common stock during the 44 consecutive trading days immediately preceding the conversion of the series C preferred stock conversion date.

        Due to the conversion feature associated with the series C preferred stock, we accounted for the beneficial conversion feature as an additional preferred stock dividend. The computed value of the beneficial conversion feature of $3,931,754 was initially recorded as a reduction of the series C preferred stock and an increase to additional paid-in capital. The beneficial conversion feature reduction to the series C preferred stock was accreted, as additional preferred stock dividends, by recording a charge to income applicable to common stockholders from the date of issuance to the earliest date of conversion. We also recorded annual dividends of $40 per share as a reduction of income applicable to common stockholders totaling $29,121 for the year ended December 31, 1999.

        The difference between the stated redemption value of $1,000 per share and the recorded value on January 11, 1999, and June 18, 1999 (the dates upon which the series C preferred stock were issued) totalling $4,316,254 (which includes $1,158,563 of accretion of preferred stock for the beneficial conversion feature in excess of the stated value) was accreted as a charge to income applicable to common stockholders on the date that the series C preferred stock was first convertible, which occurred in the first and second quarters of 1999, respectively, and was comprised of the following:

                                                                Closings
                                                 ----------------------------------------
                                                  June 18, 1999         January 11, 1999
                                                 -----------------     ------------------
Beneficial conversion feature                           $  17,691            $ 3,914,063
Series C preferred stock offering costs                   140,000                244,500
                                                 -----------------     ------------------
Total accretion recorded                                $ 157,691            $ 4,158,563
                                                 =================      =================

        During 1999, the investor converted all of the 5,000 shares of the series C preferred stock, including accrued dividends payable of $29,121 into 480,508 shares of our common stock at conversion prices per share ranging from approximately $8.59 to $11.13 as summarized in the following table:


                                             Number of Shares                  Common
                                     ---------------------------------          Stock
                                        Series C                              Conversion
                                        Preferred           Common            Price per
         Conversion Date                  Stock              Stock              Share
---------------------------------    --------------     --------------      -------------
February 10, 1999                             1,500            140,157            $10.74
February 11, 1999                               500             46,724             10.74
February 26, 1999                               500             45,683             11.00
July 6, 1999                                  1,000             90,843             11.13
July 20, 1999                                   700             63,141             11.13
August 25, 1999                                 150             17,597              8.59
September 7, 1999                               650             76,363              8.59
                                     --------------     --------------
Total                                         5,000            480,508
                                     ==============     ==============

        10% Preferred Stock-

        In December 1997 and March 1998, we sold a total of 267,500 shares of our 10% cumulative, convertible, redeemable preferred stock (the "10% preferred stock") in a private placement. Each share of 10% preferred stock was convertible at any time after September 30, 1998, at the election of the holder thereof, into the number of shares of our common stock equal to $10 divided by the lesser of (i) $10 or (ii) 80% of the average per share closing bid price of our common stock for the five trading days immediately preceding the 10% preferred stock conversion date.

        During 2000, holders of our 10% preferred stock converted 85,000 shares, including accrued dividends payable of $173,028, into 102,302 shares of our common stock with conversion prices per share of $10.00. During 1999, holders of our 10% preferred stock converted 160,000 shares, including accrued dividends payable of $165,093, into 177,106 shares of our common stock with conversion prices ranging from approximately $9.46 to $10.00.

                                           Number of Shares                    Common
                                   ---------------------------------            Stock
                                              10%                            Conversion
                                           Preferred            Common        Price per
          Conversion Date                    Stock               Stock          Share
----------------------------------      --------------       -------------  -------------
January 5, 1999                              10,000             11,590            $ 9.46
January 7, 1999                              10,000             11,039              9.98
January 14, 1999                              5,000              5,422             10.00
January 15, 1999                             60,000             66,248             10.00
January 19, 1999                             10,000             10,858             10.00
January 20, 1999                             25,000             27,636             10.00
January 28, 1999                             10,000             11,077             10.00
February 2, 1999                             20,000             22,083             10.00
February 25, 1999                            10,000             11,153             10.00
January 11, 2000                             80,000             96,240             10.00
February 14, 2000                             5,000              6,062             10.00
                                      -------------      -------------
Total                                       245,000            279,408
                                      =============      =============

(9)     STOCK OPTION PLANS

        We have stock option plans for directors, officers, employees and other third parties, which provide for nonqualified and incentive stock options. In addition to the 1995 Stock Option Plan, which provides for the issuance of options for up to 4,500,000 shares of common stock, during 2000, we adopted a second plan, the 2000 Stock Option Plan, which provides for the issuance of options for up to 1,000,000 shares of common stock (collectively the "plans"). The options vest over various terms with a maximum vesting period of 42 months and expire after a maximum of ten years from the date of grant. At December 31, 2000, there were options for 4,128,070 shares of common stock outstanding and options for 1,027,839 shares of common stock were vested, with 155,435 options available for future grants under the plans.

        A summary of the status of the plans as of December 31, 2000 and 1999 and changes during the years then ended is presented in the tables and narrative below:

                                2000                                   1999
                  --------------------------------       --------------------------------
                                      Weighted                               Weighted
                                       Average                               Average
                                      Exercise                               Exercise
                       Shares           Price               Shares            Price
                  ---------------   -------------      ----------------   --------------
Outstanding at
    beginning of
    year               2,770,055        $10.31            1,758,665           $5.93
Granted                2,259,332         15.48            2,101,897           12.03
Exercised               (251,842)         7.13             (452,773)           2.71
Forfeited and
    canceled            (649,475)        14.68             (637,734)           9.24
                  ---------------                      ----------------

Outstanding at
    end of year        4,128,070        $12.65            2,770,055           $10.32
                  ==============    ==========         ============       ==========
Exercisable at
    end of year        1,027,839        $10.47              468,861           $ 7.62
                  ==============    ==========         ============       ==========
Weighted average
    fair value of
    options
    granted
    during year   $        11.38                       $       8.83
                  ==============                       ============

        The status of total stock options outstanding and exercisable under the plans as of December 31, 2000 is as follows:

                      Stock Options Outstanding                Stock Options Exercisable
                 ------------------------------------   ---------------------------------------
                                             Weighted
                                             Average                                Weighted
                                Weighted    Remaining                  Weighted     Average
    Range of                    Average    Contractual                 Average     Remaining
    Exercise      Number of     Exercise       Life      Number of     Exercise   Contractual
     Prices         Shares       Price       (Years)      Shares        Price     Life (Years)
---------------- ------------ ------------ ----------- ------------  ----------- -------------
$ 1.63 -   4.08      616,739     2.10         6.9            61,500    2.96           5.4
  4.09 -  10.23    1,552,426     8.45         6.1           592,262    8.26           4.7
  10.24 - 25.60    1,517,505    13.59         5.8           347,410    13.83          5.0
  25.61 - 58.25      441,400    39.09         6.1            26,667    33.18          6.1
                ------------                           ------------
                   4,128,070    $12.65        6.2         1,027,839   $10.47          5.3
                ============  ========     ======      ============  =======      =======

        During 2000, Webb's subsidiary, Jabber.com, adopted the 2000 Jabber Stock Option Plan (the "Jabber plan") for directors, officers, and employees that provide for the issuance of up to 3,000,000 nonqualified and incentive stock options for Jabber.com common stock. The options vest over various terms with a maximum vesting period of 36 months and expire after a maximum of ten years from the date of grant. At December 31, 2000, there were options for 1,258,773 shares of common stock outstanding and options for 70,140 of common stock were vested with options for 1,741,227 shares of common stock available for future grants under the Jabber plan.

        A summary of the status of the Jabber plan as of December 31, 2000, and changes during the year then ended is presented in the tables and narrative below:


                                                                      2000
                                                        --------------------------------
                                                                             Weighted
                                                                              Average
                                                                             Exercise
                                                                               Price
                                                            Shares
                                                       ---------------    ---------------
Outstanding at beginning of year                                     -            -
Granted                                                      1,336,949        $1.50
Exercised                                                            -            -
Forfeited and canceled                                         (78,176)        1.50
                                                       ---------------
Outstanding at end of year                                   1,258,773         1.50
                                                       ===============    =========
Exercisable at end of year                                      70,140        $1.50
                                                       ===============    =========
Weighted average fair value of options granted during
year                                                             $0.18
                                                       ===============

        During January 2001, Jabber.com granted options for an additional 1,100,000 shares of Jabber.com common stock under the Jabber plan at an exercise price of $0.75 per share.

        Pro Forma Fair Value Disclosures

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000 and 1999, respectively: risk-free interest rate of 6.05 and 5.68 percent; no expected dividend yields; expected lives of 3 years; and expected volatility of 122 and 118 percent, respectively. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of options granted.

     Cumulative compensation costs recognized in pro forma net loss applicable to common stockholders with respect to options that are forfeited prior to vesting are adjusted as a reduction of pro forma compensation expense in the period of forfeiture.

     Had compensation cost for options granted been determined consistent with SFAS 123, our net loss applicable to common stockholders and net loss applicable to common stockholders per common and common equivalent share would have been increased to the following pro forma amounts:

                                       2000                                                 1999
                   ----------------------------------------------       ----------------------------------------------
                        As Reported                 Pro Forma                As Reported                 Pro Forma
                   -------------------        -------------------       -------------------        -------------------
Net loss
 applicable to
 common
 stockholders             $(48,611,631)              $(58,542,152)             $(21,866,012)              $(24,897,608)
                   ===================        ===================       ===================        ===================
Net loss
 applicable to
 common
 stockholders per
 share-basic and
 diluted                  $      (5.37)              $      (6.46)             $      (3.31)              $      (3.77)
                   ===================        ===================       ===================        ===================

(10) WARRANTS AND OPTIONS FOR COMMON STOCK ISSUED OUTSIDE THE STOCK OPTION PLANS

     We have issued common stock purchase warrants and options outside our stock option plans ("warrants") in connection with the sale of securities, business acquisitions and services rendered to the Company. The following table sets forth outstanding warrants as of December 31, 2000 and 1999, as well as common stock issued as a result of exercises for the years then ended.

                                                                        December 31, 2000                  December 31, 1999
                                                               ---------------------------------     -------------------------------
 Warrants and Options                             Exercise                          Common Stock                        Common Stock
 Issued in Connection                            Price Per         Warrants         Issued From        Warrants          Issued From
         With                Expiration Date       Share         Outstanding         Exercises       Outstanding          Exercises
----------------------    ------------------    ------------   ----------------  ----------------    -------------- ----------------
Series B preferred
 stock (See Notes 8
 and 22)                   February 2004             $ 3.875            343,750                 -                 -                -

10% convertible note
 payable (See Notes 7
 and 22)                   December 2005              10.264            136,519           136,519           273,038                -

Customers                  June and December
                           2002                 8.77 to 9.19            220,162            11,667           231,829                -

DCI merger (See Note       January 2001 to           6.61 to
 13)                       June 2003                   10.16             21,523           113,856           207,182           44,740

Placement firm                 March 2005              38.44           5,834              -                 -                 -

VA Linux                       October 2005              TBD          50,000              -                 -                 -

Underwriter in IPO             May 2001                 8.10           1,530        102,361           106,700             3,300

Common stock private
 placement                     January 2000             2.25               -              -               900            13,500

10% preferred stock
 (See Note 8)                  December 2000           15.00               -         35,000            53,500                 -

5% preferred stock             May 2001                16.33               -        100,000           100,000                 -

Series A preferred
 stock placement agent         November 2003            5.71               -              -                 -            20,000

IPO                            May 1999                 9.00               -              -                 -           473,192

Series A preferred
 stock                         November 2003            5.71               -              -                 -           140,000
                                                                  ----------      ---------         ---------         ---------
Total                                                                779,318        499,403           973,149           694,732
                                                                  ==========      =========         =========         =========


     During 2000, holders of warrants exercised their right to purchase 503,874 shares of our common stock in which we received net proceeds totalling $5,443,315, after deducting $93,707 in commissions, as summarized in the following table:

                                 Common
                                  Stock                   Exercise                   Common                   Proceeds
                                 Warrant                    Price                     Stock                    To the
 Warrant Exercised              Exercised                 Per Share                  Issued                    Company
-------------------       -------------------       -------------------       -------------------       -------------------
10% preferred
 stock warrants                        35,000                    $15.00                    35,000               $   525,000
IPO representative
 warrants                             105,170                      8.10                   102,361                   736,047
Warrants issued in
 connection with
 the DCI merger                       115,518             6.61 to 10.16                   113,856                   966,558
Warrant issued in
 connection with
 5% preferred stock                   100,000                     16.33                   100,000                 1,633,000
Warrant issued to
 customer                              11,667              9.75 to 9.94                    11,667                   114,640
Warrant issued to
 10% convertible
 note holder                          136,519                     11.44                   136,519                 1,468,070
                          -------------------                                 -------------------       -------------------
                                      503,874                                             499,403               $ 5,443,315
                          ===================                                 ===================       ===================

     During 1999, holders of warrants exercised their right to purchase 691,432 shares of our common stock in which we received net proceeds totalling $4,102,084, after deducting $17,387 in issuance costs, as summarized in the following table:

                             Common
                             Stock              Exercise            Common         Proceeds
     Warrant                Warrant              Price              Stock           To the
    Exercised              Exercised           Per Share            Issued         Company
    ---------              ---------           ---------           -------      -----------
IPO warrants               1,339,811               $9.00           473,192      $ 3,056,871
IPO representative
   warrants                    3,300                8.10             3,300           26,730
 Warrant issued
   in connection
   with series A
   preferred stock           140,000                5.71           140,000          779,400
 Common stock
   warrants
   issued to
   placement                  20,000                5.71            20,000          114,200
   agent in
   series A
   preferred stock
 Warrants issued
   in connection
   with the DCI
   merger                     78,577       8.94 to 10.16            44,740          121,238
Warrant issued in
   connection
   with private
   placement of
   common stock               13,500                2.25            13,500           30,375
                       -------------                          ------------    -------------

                           1,595,188                               694,732      $ 4,128,814
                       =============                         =============     ============

        Included in the common stock issued in connection with the exercise of the IPO representative warrants and the warrants issued in connection with the DCI merger are 131,588 and 32,807 shares, respectively, issued to the holders as a result of utilizing the cashless exercise provision of the agreements for the exercise of 656,343 and 66,644 warrants, respectively.

(11)    STOCK BASED COMPENSATION EXPENSE

        During 2000 and 1999, we issued common stock, common stock purchase warrants and options in transactions described below and recorded expense as set forth in the following table.

                                          Number of
                                          Shares or                               Deferred
                                           Warrants                              Compensation
                                            Issued             Expense             Expense
----------------------------                -------            -------             -------
2000 Transactions-
Issuance of common stock for
    financial services                       15,000           $ 246,891           $       -
Grants of Jabber.com common stock           912,500             276,337             247,363
Warrant issued to placement firm              5,834             176,443                   -
Option issued to advisory board                                       .
    member                                    2,500                 729                 395
Reset of exercise price for
    series B warrants (See
    Notes 8 and 22)                               -              379,597                  -
Reset of exercise price for 10%
    note payable warrant (See
    Notes 7 and 22)                               -             110,302                   -
Warrant issued to VA Linux                   50,000              30,000                   -

Amortization of previous years
    deferred compensation                         -             257,933             154,379
                                      --------------     --------------     ---------------

2000 Totals                                 985,834          $1,478,232           $ 402,137
                                      ==============     ==============     ===============

1999 Transactions-
Issuance of common stock for
    financial services                       30,000           $ 444,390                   -
Issuance of common stock for
    consulting services                       6,497              90,000                   -
Options issued to consultants                58,168             461,661                   -
Options issued to DCI employees                   -             205,861             304,180
Warrants issued to customers                161,667             941,684                   -
    Amortization of previous
    years deferred compensation                   -             612,770             108,527
                                      --------------     --------------     ---------------

1999 Totals                                 256,332          $2,756,366           $ 412,707
                                      ==============     ==============     ===============

        We issued common stock in the following transactions-

        On March 16, 2000, and November 5, 1999, we executed two-month and four-month consulting agreements, respectively, with a financial consulting firm to enhance our activities in corporate finance, mergers and acquisitions and investor relations. In connection with the agreements, we issued restricted shares of our common stock for services provided with respect to the 2000 grant and for a commencement bonus with respect to the 1999 grant, as follows:

                                                 March 16, 2000        November 5, 1999
                                               -------------------     ----------------
Common shares issued                                        15,000               30,000
Date services provided or date of issuance     March to April 2000     December 2, 1999
Fair market value on date services provided
    or on date of issuance                      $9.625 to $  41.50             $  14.81
Value of common stock                                     $246,891             $444,390

        We recorded expenses totalling $246,891 on the date the services were provided with respect to the 2000 grant and, expenses totalling $444,390 with respect to the 1999 grant, on the date of issuance for the commencement bonuses equal to the value of the common stock granted as the shares are not refundable to us.

        During July and September 2000, we issued 912,500 shares of common stock of our subsidiary, Jabber.com, to employees of the subsidiary, an officer of the Company and members of the Jabber.com advisory boards. The shares vest over periods ranging from grant date to two years. We recorded deferred compensation totalling $523,700 and compensation expense totalling $276,337 during the year ended December 31, 2000, calculated based on the appraised value of the Jabber.com common stock.

        In February 1999, we entered into a third consecutive six-month agreement with an individual to provide consulting services in his capacity as Webb's Chief Operating Officer and subsequent duties as Chief Financial Officer. Pursuant to the terms of the agreement, in addition to a monthly cash fee of $15,000, the consultant earned shares of our common stock determined by dividing $15,000 by the fair market value of the our common stock on the last trading day of the month. During the year ended December 31, 1999, we issued 6,497 shares of our common stock under this agreement valued in the aggregate at $90,000.

        We issued common stock purchase warrants/options in the following transactions-

        In March 2000, we issued a five-year common stock purchase warrant to purchase 5,834 shares of our common stock at an exercise price of $38.44 per share to an employment agency in connection with a placement fee. The warrant vests one year from grant date. We valued the warrant at $176,443 utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price                                                  $38.44
Fair market value of common stock on date of issuance           $38.44
Option life                                                    5 years
Volatility rate                                                    119%
Risk-free rate of return                                          6.06%
Dividend rate                                                        0%

        In April 2000, we granted an option to purchase 2,500 shares of our stock at $15.88 per share to an advisory board member. The option vests over three years from grant date. We applied variable plan accounting pursuant to SFAS 123 and related interpretation EITF 96-18, and valued the option at $1,124 utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price                                                  $15.88
Fair market value of common stock on date of valuation          $1.688
Option life                                                    7 years
Volatility rate                                                    119%
Risk-free rate of return                                          6.06%
Dividend rate                                                        0%

        In October 2000, we issued a five-year common stock purchase warrant for 50,000 shares of Jabber.com common stock to VA Linux for the integration on Jabber.com's products with those of VA Linux. The exercise price is to be determined at the earlier of third party financing of Jabber.com or the fair market fair determined by Jabber.com. Based on the appraised value of the warrant, we recorded expense totalling $30,000 for the year ended December 31, 2000.

        During 1999, we granted stock options under the plan to several consultants in connection with agreements to provide Webb with services related to developing financing sources and strategic alliances as well as investor relations. The terms of the agreements range from approximately six months to three years. We issued in the aggregate options to purchase a total of 52,168 shares of our common sock at exercise prices ranging from $4.00 to $8.50. We applied variable plan accounting pursuant to SFAS 123 and related interpretation EITF 96-18, and valued these options at $461,661 utilizing the Black-Scholes option pricing model on the vesting dates using the following assumptions:

Exercise price                                          $4.00 to $8.50
Fair market value of common stock on grant date        $5.50 to $16.25
Option life                                               1 to 7 years
Volatility rate                                             95% to 104%
Risk free rate of return                                 4.52% to 6.00%
Dividend rate                                                        0%
Vesting period                                Date of grant to 3 years

        On June 30, 1999, as a result of the consummation of the merger with DCI, we recorded the intrinsic value of options granted to DCI employees whereby the difference between the fair market value of our common stock on June 30, 1999 ($17.50 per shares) and the exercise price of the options ($7.63 per share) is expensed over the vesting period of the options. We recorded expense for these options totalling $205,861 for the year ended December 31, 1999.

(12)    NET REVENUES

        Net revenues from continuing operations consist of software license fees; service fees for professional services for software integration, configuration, custom programming, hosting and software support and maintenance; and computer hardware sales. Net revenues from continuing operations are comprised of the following:

                                                                   Year Ended
                                                                  December 31,
                                                         -------------------------------
                                                             2000               1999
                                                         -------------      ------------
Net revenues:
   License                                                 $ 2,155,990       $   392,810
   Services                                                  1,858,403           682,877
   Hardware and third-party software                                 -           117,509
                                                         -------------      ------------

   Total net revenues                                      $ 4,014,393       $ 1,193,196
                                                         =============      ============

        During July 1999, we sold two customer contracts to an unrelated third party, including computer hardware, for approximately $270,000. We provided services and equipment under the terms of the original contracts enabling the customers to provide Internet access to their end users. We recorded $138,504 of service revenue for the year ended December 31, 1999 related to providing services to the purchaser of these two contracts.

(13)    ACQUISITIONS

        Update Systems, Inc.

        Effective January 7, 2000, we acquired the assets of Update Systems, Inc. ("Update"), a developer and provider of e-communication Internet business solutions, by issuing 278,411 shares of Webb common stock. In addition, outstanding Update options to purchase common stock were exchanged for 49,704 options to purchase Webb common stock. The acquisition of the assets was recorded using the purchase method of accounting whereby the consideration paid of $10,060,417 was allocated based on the fair values of the assets acquired with the excess consideration over the fair market value of tangible assets totalling $10,014,485 recorded as intangible assets.

Total consideration for the merger was as follows:

Value of common stock issued                             $ 8,630,741
Value of options issued                                    1,364,676   (a)
Acquisition expenses                                          65,000
                                                       -------------
Total purchase price                                     $10,060,417
                                                       =============

The purchase price was allocated to the assets acquired based on their fair market values as follows:

Acquired property and equipment                          $    45,932
Developed technologies, goodwill and other
intangibles                                               10,014,485
                                                       -------------
Total assets acquired                                    $10,060,417
                                                       =============

        The transaction with Update resulted in intangible assets totalling $10,014,485 (primarily developed technologies, workforce and goodwill). These intangible assets are being amortized over their estimated economic lives of three years.

(a) 49,704 options issued, which were valued using the Black-Scholes option pricing model using the following assumptions:

Exercise prices                                               $ 4.33
Fair market value of common stock on measurement date         $29.50
Option lives                                                 5 years
Volatility rate                                                  104%
Risk-free rate of return                                         5.0%
Dividend rate                                                      0%

     At December 31, 2000, we determined, per an analysis of the estimated undiscounted cash flows related to the purchased intangibles during their remaining useful life, that the net book value of the assets exceeded the estimated undiscounted net cash flows, and therefore, in accordance with our policy, such assets were considered to be impaired. Accordingly, we recorded an impairment loss in accordance with SFAS 121, totalling $3,435,807, all of which was allocated to goodwill. The impairment charge was determined using estimated fair values, determined by the use of discounted estimated net cash flows. As of December 31, 2000, the remaining book value of the intangible assets totalled $3,240,516. We will continue to evaluate the carrying value of the remaining intangible assets for possible impairment. Such a review may indicate further impairment that would require us to record additional losses in future periods and those losses could be substantial (see Note 14).

     Durand Communications, Inc.

     On June 30, 1999, Durand Acquisition Corporation ("DAC"), a wholly owned subsidiary of Webb, completed a merger with DCI, a developer and marketer of Internet "community" building tools, by exchanging 947,626 shares of Webb common stock for all of the common stock of DCI at an exchange ratio of 2.46 shares of Webb common stock for each share of DCI's common stock. In addition, outstanding DCI options and warrants to purchase common stock were converted at the same exchange ratio into 242,293 options and warrants to purchase Webb common stock. The acquisition of the assets and liabilities was recorded using the purchase method of accounting whereby the consideration paid of $14,216,876 was allocated based on the fair values of the assets and liabilities acquired with the excess consideration over the fair market value of tangible assets totalling $14,132,445 recorded as intangible assets. We have determined that substantially all of the intangible assets acquired are represented by the value of the developed technology, workforce and goodwill acquired from DCI.

Total consideration for the merger was as follows:

Value of common stock issued                             $ 9,239,358
Value of warrants and options issued                       1,504,349 (a)
Liabilities assumed                                        2,190,566 (b)
Acquisition expenses                                       1,282,603
                                                       -------------
Total purchase price                                    $ 14,216,876
                                                       =============

The purchase price was allocated to the assets acquired based on their fair market values as follows:

Cash and cash equivalents                                  $  23,739
Other current assets                                          23,708
Property and equipment                                        36,984
                                                       -------------

Total tangible assets acquired                                84,431
Developed technologies, goodwill and other
intangibles                                               14,132,445
                                                       -------------

Total assets acquired                                   $ 14,216,876
                                                       =============

(a) 242,293 warrants and options issued, which were valued using the Black-Scholes option pricing model using the following assumptions:

Exercise prices                                     $4.30 to $20.33
Fair market value of common stock on measurement
date                                                         $ 9.75
Option lives                                           1 to 9 years
Volatility rate                                                 104%
Risk free rate of return                                        5.0%
Dividend rate                                                     0%

(b) The liabilities assumed by Webb included a $1,168,173 note payable and accrued interest from DCI to Webb which was forgiven at the consummation of the transaction.

     In connection with the merger, we issued a five-year warrant to a financial advisory firm to purchase 50,150 shares of our common stock at an exercise price of $8.85. We recorded $654,488 in acquisition costs for the warrant, which was valued using the Black-Scholes option pricing model utilizing the following assumptions:

Exercise price                                                   $8.85
Fair market value of common stock on grant date                 $15.50
Option life                                                    5 years
Volatility rate                                                    104%
Risk free rate of return                                           5.0%
Dividend rate                                                        0%

     The transaction with DCI resulted in intangible assets totalling $14,132,445 (primarily developed technologies, workforce and goodwill). These intangible assets are being amortized over their estimated economic lives of three years.

     The results of operations of DCI are included in our results from the date of the DCI acquisition and all significant intercompany balances and transactions have been eliminated in consolidation.

     At December 31, 2000, we determined, per an analysis of the estimated undiscounted cash flows related to the purchased intangibles during their remaining useful life, that the net book value of the assets exceeded the estimated undiscounted net cash flows, and therefore, in accordance with our policy, such assets were considered to be impaired. Accordingly, we recorded an impairment loss in accordance with SFAS 121, totalling $4,733,097. The impairment charge was determined using estimated fair values, determined by the use of discounted estimated net cash flows. As of December 31, 2000, the remaining book value of the intangible assets totalled $2,313,766. We will continue to evaluate the carrying value of the remaining intangible assets for possible impairment. Such a review may indicate further impairment that would require us to record additional losses in future periods and those losses could be substantial (see Note 14).

     NetIgnite, Inc.

     On March 10, 1999, we acquired a controlling interest in a newly formed company, NetIgnite 2, LLC ("NetIgnite"). NetIgnite was a development stage company that we formed with a predecessor company by the name of NetIgnite, Inc. ("NI"), the sole shareholder and founder of which was Perry Evans, the founder and past President of MapQuest.com. Webb was, as a result of this transaction, entitled to 99.5% of NetIgnite's operating income and approximately 60% of any proceeds upon the sale of NetIgnite. NI was entitled to .5% of NetIgnite's operating income and approximately 40% of any proceeds upon the sale of NetIgnite.

     Prior to June 2, 1999, we utilized the equity method of accounting for this subsidiary and recorded a loss from this investment totalling $127,083 for the year ended December 31, 1999.

     On June 2, 1999, we acquired the assets and liabilities of NI in exchange for 71,429 shares of Webb common stock valued at $984,400. The acquisition of these assets and liabilities was recorded using the purchase method of accounting whereby the consideration paid was allocated based on the fair values of the assets and liabilities acquired with the excess consideration totalling $893,953 recorded as an intangible asset, primarily developed technologies and goodwill. These intangible assets are being amortized over their estimated economic lives of three years.

     The results of operations of NetIgnite are included in our results from the date of the NI acquisition and all significant intercompany balances and transactions have been eliminated in consolidation.

     Pro Forma Results (Unaudited)

     The following unaudited tabulations present the pro forma effect of the business combinations on our results of operations for the year ended December 31, 1999, as if the transactions occurred on January 1 of the year in which each acquisition occurred, except that pro forma results include the results of Update Systems since its formation (February 24, 1999) and NetIgnite since its formation (March 10, 1999).

Net revenues                                    $  1,932,491
Net loss applicable to common stockholders      $(31,469,032)
Loss applicable to common stockholders per
 share, basic and diluted                       $      (4.26)


(14) IMPAIRMENT LOSS

     During the year ended December 31, 2000, we recorded an impairment loss in our AccelX business segment totalling $8,168,904 from the impairment of assets we purchased in connection with our acquisitions of

DCI and Update. The impaired assets consisted of developed technology and goodwill as summarized in the following table:

                                           DCI               Update             Total
                                      --------------     --------------     -------------
Developed technology                    $ 3,261,751        $         -       $ 3,261,751
Goodwill                                  1,471,346          3,435,807         4,907,153
                                      --------------     --------------     -------------

   Total impairment loss                $ 4,733,097        $ 3,435,807       $ 8,168,904
                                      ==============     ==============     =============

     In connection with the DCI and Update acquisitions, we purchased technology that has been incorporated into our current product offerings as well as our Jabber.com instant messaging technology. Based on a review of the acquired technology in combination with our evolving business plan, we determined that only a portion of such acquired technology is utilized in our current products. Further, substantially less revenue had been recorded from products incorporating the acquired technology than was originally expected and our current estimated revenues projected to be earned from the purchased technology is also less than previously believed. Because of these factors, which became apparent during the fourth quarter of 2000 in the context of an overall economic slowdown and its impact on our customers, coupled with substantial volatility in the capital and business environment and delays in purchasing decisions by most large aggregators of small business due in part to a reluctance to make significant investments in new Internet-related products and services, we determined that the carrying amount of the acquired intangibles should be assessed for impairment. As a result, we assessed impairment by comparing the estimated undiscounted net cash flows expected to be generated from our current product offerings which use the purchased technologies to their remaining net book values of the assets. Our analysis showed that such assets were in fact impaired. Accordingly, the impairment charge was recorded based upon the difference between the carrying amount and their estimated fair value of the assets, determined using the net present value of the estimated future cash flows.

(15) DISCONTINUED OPERATIONS

     On September 12, 2000, our e-banking segment was sold to a privately held company for consideration valued at $487,873, which was approximately the same as the net book value of the net assets of this segment. We received $39,700 in cash and 181,176 shares of the purchaser's common stock recorded at a value of approximately $2.47 per share. Subsequent to this sale, based on our review of the fair value of the purchaser's common stock, we determined that the fair market value as of December 31, 2000, was zero and that the decline in value was not temporary. Accordingly, we recorded a charge to earnings totalling $448,172 for the year ended December 31, 2000.

     The sale of this segment is reflected as a sale of discontinued operation in the accompanying consolidated financial statements. Accordingly, the assets and liabilities; and revenues, costs and expenses of this discontinued operation have been excluded from the respective captions in the Consolidated Balance Sheet and Consolidated Statement of Operations and have been reported as "Net current assets of discontinued operations," "Net assets of discontinued operations," "Net current liabilities of discontinued Operations," and as "Loss from discontinued operations, net of taxes," for all years presented.

Net current assets of discontinued operations consists of the following:

                                                                        December 31,
                                                                        -------------
                                                                             1999
                                                                        -------------
Accounts receivable                                                         $   30,326
                                                                        =============

Net long-term assets of discontinued operations consists of the following:

Property and equipment, net                                                 $  683,890
                                                                        =============

Net current liabilities of discontinued operations consists of the following:

Accounts payable and accrued liabilities                                       192,512
Deferred revenue and customer deposits                                         183,000
                                                                        -------------

  Total net current liabilities of discontinued operations                  $  375,512
                                                                        =============

     Summarized financial information for the discontinued operation is as follows (Note: 2000 amounts include activity through September 12, 2000 only):

                                                     Year Ended
                                                     December 31,
                                                ----------------------
                                                  2000         1999
                                                ---------    ---------
Net revenues                                    $  73,092    $ 751,087
Loss from operations                             (203,272)     (79,776)

(16)  CUSTOMER ACQUISITION COSTS

      During 1999, we granted warrants to three customers to purchase in the aggregate 161,667 shares of our common stock at exercise prices ranging from $9.19 to $9.94 per share. The warrants may be exercised at any time during the one-to-three-year periods from the date of issuance. Because these agreements did not contain minimum guaranteed revenue and due to the start-up nature of these services and other uncertainties regarding these arrangements, we recorded expense for customer acquisition costs of $941,684 for the year ended December 31, 1999. We valued these options utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise prices                                             $9.19 to $9.94
Fair market value of common stock on grant date            $8.81 to $15.50
Option lives                                                  1 to 3 Years
Volatility rate                                                       104%
Risk free rate of return                                      5.0% to 6.0%
Dividend rate                                                           0%

(17)  MAJOR CUSTOMERS

      A substantial portion of our revenues is derived from a limited number of customers. Revenues to customers in excess of 10% of net revenues from continuing operations for the years ended December 31, 2000 and 1999, are as follows:

                                                    Year Ended
                                                   December 31,
                                          --------------------------------
                                              2000               1999
                                          --------------     -------------
Customer A                                  $ 1,450,872          $      -
Customer B                                      650,488                 -
Customer C                                      532,585           500,000
Customer D                                      295,578           172,128
Customer E                                       43,940           138,504
Customer F                                            -           122,120

      Accounts receivable balances from customers in excess of 10% of the accounts receivable balance as of December 31, 2000 and 1999, are as follows:

                                                   December 31,
                                          --------------------------------
                                              2000               1999
                                          --------------     -------------
Customer A                                  $   147,409          $      -
Customer F                                            -             4,000
Customer G                                            -            19,000
Customer H                                            -            35,000
Customer I                                            -            17,056
Customer J                                       48,999                 -
Customer K                                      145,362                 -

(18)  INCOME TAXES

      The provision for income taxes includes the following:

                                                        Year Ended
                                                       December 31,
                                               --------------------------
                                                  2000             1999
                                               -----------      -----------
Current:
  Federal                                      $         -      $         -
  State                                                  -                -
                                               -----------      -----------

  Total current provision                                -                -
                                               -----------      -----------

 Deferred:
  Federal                                       (6,796,927)      (5,497,115)
  State                                           (659,702)        (533,543)
  Valuation allowance                            7,456,629        6,030,658
                                               -----------      -----------
  Total deferred provision (benefit)                    -                 -
                                               -----------      -----------
  Total provision                              $         -      $         -
                                               ===========      ===========

        The statutory federal income tax rate was 34% for the years ended December 31, 2000 and 1999. Differences between the income tax expense reported in the statements of operations and the amount reported by applying the statutory federal income tax rate to loss applicable to common shareholders before income taxes are as follows:


                                                         Year Ended
                                                        December 31,
                                              -----------------------------
                                                    2000           1999
                                              ------------     ------------
Benefit at statutory rate                     $(16,527,955)    $ (7,434,444)
Increase (decrease) due to:
  State income taxes                            (1,604,184)        (721,578)
  Nondeductible expenses                        10,675,510        2,125,364
  Valuation allowance                            7,456,629        6,030,658
                                              ------------     ------------
  Income tax provision                        $          -     $          -
                                              ============     ============

        Components of net deferred assets (liabilities) as of December 31, 2000 and 1999 are as follows:


                                                         Year Ended
                                                        December 31,
                                                ---------------------------
                                                    2000             1999
                                                ----------       ----------
Current:
  Accrued liabilities and other reserves      $    409,837     $     77,920
  Deferred revenue                                  65,097           85,000

Non-current:
  Depreciation                                      29,247           21,788
  Book amortization in excess of tax                     -           44,035
  Net operating losses                          19,063,673       11,882,482
                                              ------------     ------------
  Total net deferred tax assets                 19,567,854       12,111,225

  Valuation allowance                          (19,567,854)     (12,111,225)
                                              ------------     ------------

  Net deferred tax assets                     $          -     $          -
                                              ============     ============

        For income tax purposes, we have approximately $51,109,000 of net operating loss carryforwards that expire at various dates through 2020. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available to be used in any given year in the event a significant change in ownership. Realization of net operating loss carryforwards is dependent on generating sufficient taxable income prior to the expiration dates.

        During 2000 and 1999, we increased our valuation allowance by $7,456,629 and $6,030,658, respectively, due mainly to uncertainty relating to the realizability of the 2000 and 1999 net operating loss carryforwards. The amount of the deferred tax assets considered realizable could be adjusted in the near term if future taxable income materializes.

(19)    RELATED PARTY TRANSACTIONS

        Legal Services

        Webb's vice-president of administration and corporate counsel, who began his employment with the Company in 1999, is also a partner in the law firm we retain for our legal services. We incurred $90,929 and $268,412 in legal fees to the law firm during the years ended December 31, 2000 and 1999, respectively. As of December 31, 2000 and 1999, our accounts payable balances included $10,000 and $8,013, respectively, payable to the law firm.

(20)    COMMITMENTS AND CONTINGENCIES

        Minimum future annual lease payments as of December 31, 2000 are as follows:

2001                             $   791,391
2002                                 623,077
2003                                 582,977
2004                                 599,148
2005                                 349,503
Thereafter                                 -
                                 -----------

                                 $ 2,946,096
                                 ===========

        The total operating lease expense for the years ended December 31, 2000 and 1999 was $573,394 and $368,168, respectively.

        In November 1999, we entered into a three-year application service provider agreement whereby we pay approximately $12,000 per month for financial application software hosting services. The term of the agreement is for three years and we have the right to terminate the agreement at any time for a termination fee of 30% of the total remaining monthly payments. Total remaining payments under this agreement are expected to be approximately $280,000.

        Webb has entered into an employment agreement with Perry Evans and agreements with certain officers, including William R. Cullen, Lindley S. Branson, Gwenael Hagan and Andre Durand which take effect only if a change of control of 30% or more of our outstanding voting stock occurs. If a change of control occurs, these agreements provide for the continued employment (at similar responsibility and salary levels) of the employees for a period of three years after the change of control. During this three-year period, if we (or a successor entity) terminates the employee's employment without cause or if the employee terminates his employment for good reason, then we (or the successor entity) must pay a lump sum severance to the employees equal to three years salary (including bonus), accelerate the vesting of all outstanding options held by the employees and allow the employees to continue to participate in our benefit and welfare plans (or those of the successor entity) for a period of three years after the employment terminates.

(21)    BUSINESS SEGMENT INFORMATION

        Webb develops and supports products and services for local markets by providing an interactive framework of local commerce and community-based services comprised of publishing, content management, community-building and communications. In addition, our subsidiary, Jabber.com, is engaged in the early stages of several projects that are implementing the Jabber.org XML-based open-source instant messaging platform for portal services, enterprise messaging, financial services applications and enhanced mobile and telephony integration. We have two reportable business segments:
AccelX and Jabber.com.

     AccelX consists of XML-based online commerce and communication solutions for small business, with a particular emphasis on local commerce interaction.

     Jabber.com consists of XML-based open-source Internet application products which incorporates instant messaging as a key application for commerce-oriented dialogs between businesses and consumers.

                                                          December 31,
                                                  -----------------------------
                                                     2000             1999
                                                  -------------   -------------
Assets
------
AccelX                                            $ 14,749,962    $ 21,910,318
Jabber.com                                           4,016,533               -
Net assets of discontinued operations                        -         714,216
Eliminations                                        (3,056,166)              -
                                                  ------------    ------------
Total assets                                      $ 15,710,329    $ 22,624,534
                                                  ============    ============

Property and equipment, net
---------------------------
AccelX                                            $  2,566,359    $  1,668,599
Jabber.com                                             263,773               -
                                                  ------------    ------------
Total                                             $  2,830,132    $  1,668,599
                                                  ============    ============



                                                          Years Ended
                                                          December 31,
                                                  -----------------------------
                                                     2000             1999
                                                  -------------   -------------
Net revenues from continuing operations
---------------------------------------
AccelX                                            $  3,693,518    $  1,193,196
Jabber.com                                             320,875               -
                                                  -------------   -------------
Total net revenues from continuing operations     $  4,014,393    $  1,193,196
                                                  =============   =============

Net loss from continuing operations
-----------------------------------
AccelX                                            $(35,738,094)   $(17,197,319)
Jabber.com                                          (7,600,756)              -
Eliminations                                         6,963,717               -
                                                  -------------   -------------
Total net loss from continuing operations         $(36,375,133)   $(17,197,319)
                                                  =============   =============

Depreciation and amortization
-----------------------------
AccelX                                            $  9,119,741    $  2,902,523
Jabber.com                                             859,126               -
Eliminations                                          (823,744)              -
                                                  -------------   -------------
Total depreciation and amortization expense       $  9,155,123    $  2,902,523
                                                  =============   =============

Property and equipment additions
--------------------------------
AccelX                                            $  1,487,855    $  1,272,113
Jabber.com                                             299,155               -
Discontinued operations                                      -         420,419
                                                  -------------   -------------
Total                                             $  1,787,010    $  1,692,532
                                                  =============   =============

(22)    SUBSEQUENT EVENT

        On February 28, 2001, pursuant to a securities purchase agreement, we completed a private placement that resulted in gross proceeds of $2,500,000. We sold 2,500 shares of our series C-1 convertible preferred stock (the "series C-1 preferred stock"), including warrants to purchase 500,000 shares of our common stock. We received net proceeds totalling approximately $2,450,000 after deducting approximately $50,000 in offering costs.

        The series C-1 preferred stock is convertible into shares of our common stock at $2.50 per share. The conversion price is subject to anti-dilution protection in the event we issue common stock at prices less than the current conversion price for the preferred stock or the then current price for our common stock and for stock splits, stock dividends and other similar transactions. If the conversion price is reduced, we may be required to record additional charges against income and such charges may be significant.

        In addition, subject to certain conditions, including the Securities and Exchange Commission declaring the associated Registration Statement effective, we have the right to sell 2,500 shares of our series C-2 convertible preferred stock (the "series C-2 preferred sock") to the investor for gross proceeds of $2,500,000. The initial conversion price of the series C-2 preferred stock will be equal to the least of 80% of the average closing bid price of our common stock for three trading days immediately preceding the issuance of the series C-2 preferred stock, 80% of the closing bid price of our common stock on the trading day immediately preceding such issuance or $7.50 per share. If we consummate the sale of our series C-2 preferred stock, we will also issue a common stock purchase warrant to the investor. The number of shares issuable upon exercise of the warrant will be determined by the aggregate value of the series C-2 preferred stock divided by the initial conversion price multiplied by 20%. The exercise price of the warrant will be computed as the greater of 150% of the initial conversion price of the series C-2 preferred stock and the closing bid price on the trading day immediately preceding the issuance date. The issuance of the series C-2 preferred stock may result in significant charges to be recorded against net losses applicable to common stockholders.

        We also issued a three-year warrant to purchase 500,000 shares of our common stock in connection with the series C-1 preferred stock. The warrant entitles the holder to purchase our common stock for a purchase price of $3.75 per share. The exercise price of the warrant is subject to anti-dilution protection should certain events transpire such as subdivision or combination of our common stock, distributions to holders of our common stock, or consolidations or mergers with another corporation. If the exercise price is reduced, we may be required to record additional charges against income and such charges may be significant.

        The warrant was valued at $735,279 determined based on the relative fair value of the warrants utilizing the Black-Scholes option pricing model using the following assumptions:

Exercise price                                                   $3.75
Fair market value of common stock on measurement date            $3.00
Option life                                                    3 years
Volatility rate                                                   120%
Risk free rate of return                                          6.0%
Dividend rate                                                       0%

        Due to the conversion feature associated with the series C-1 preferred stock, we will recognize the beneficial conversion feature as an additional preferred stock dividend. The computed value of the beneficial conversion feature of $1,235,279 will be initially recorded as a reduction of the series C-1 preferred stock and an increase to additional paid-in capital. The beneficial conversion feature reduction to the series C-1 preferred stock will be accreted on the date of issuance, as additional preferred stock dividends, by recording a charge to income applicable to common stockholders from the date of issuance to the earliest date of conversion.

        The difference between the stated value of $1,000 per share totalling $2,500,000 and the recorded value on February 28, 2001, will be accreted as a charge to income applicable to common stockholders on the date of issuance (the date on which the series C-1 preferred stock was first convertible) and is comprised of the following:

Beneficial conversion feature                              $ 1,235,279
Relative fair value of common stock warrants                   735,279
                                                         -------------
Total accretion expense                                    $ 1,970,558
                                                         =============

        As a result of the issuance of the series C-1 preferred stock, in accordance with terms of the original agreements, the conversion prices for the 10% note payable and our series B-2 preferred stock as well as the exercise prices for the 10% note payable and series B preferred stock warrants were reset as indicated below:


                                           Conversion or         Conversion or
                                           Exercise Price       Exercise Price
                                             Immediately       Immediately After
                                          Preceding Series        Series C-1
                                            C-1 Preferred       Preferred Stock
                                           Stock Issuance          Issuance
-------------------------------------------------------------  -----------------
10% convertible note payable                    $   10.07           $   2.50
Series B-2 preferred stock                       10.20408               2.50
Series B common stock purchase warrants             3.875            3.75374
10% note payable common stock purchase
   warrant                                         10.264            9.33431

        As a result of the reset provisions, we will record additional non-cash expenses in February 2001, totalling $3,314,498 as summarized below:

10% convertible note payable                               $ 2,394,234
Series B-2 preferred stock                                     886,068
Series B common stock purchase warrants                          2,264
10% note payable common stock purchase warrant                  31,932
                                                         -------------

Total expense                                              $ 3,314,498
                                                         =============

================================================================================
      No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities offered by this prospectus by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

 -------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Webb Interactive Services, Inc............................................    2
Risk Factors..............................................................    2
Special Note Regarding Forward-Looking Statements.........................    8
Use of Proceeds...........................................................    9
Management's Discussion and Analysis of Financial Condition and Results
of Operations.............................................................    9
Selling Shareholder.......................................................   20
Plan of Distribution......................................................   21
Description of Securities.................................................   22
Where You Can Find More Information.......................................   26
Legal Matters.............................................................   27
Experts...................................................................   28
Indemnification...........................................................   28
Index to Consolidated Financial Statements................................  F-1

================================================================================







                               WEBB INTERACTIVE
                                SERVICES, INC.





                                _______________






                                  PROSPECTUS

                                _______________





                                ______ __, 2001

================================================================================
================================================================================
================================================================================

                                    PART II
                 INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth our various expenses in connection with the sale and distribution of the shares being registered pursuant to this Form S-3 registration statement. All of the amounts shown are estimates, except for the Securities and Exchange Commission registration fee and the Nasdaq listing fee. We will pay all of such expenses.

          Securities and Exchange Commission fee               $ 2,260.55
          Accounting fees and expenses                           6,000.00
          Legal fees and expenses                               10,000.00
          Printing, Mailing                                      4,000.00
          Transfer Agent fees                                      500.00
          Miscellaneous                                          2,239.45
                                                               ----------
               TOTAL                                           $25,000.00
                                                               ==========

Item 15.  Indemnification of Directors and Officers

     Our articles of incorporation provide that we shall indemnify, to the full extent permitted by Colorado law, any of our directors, officers, employees or agents made or threatened to be made a party to a proceeding, by reason of the fact that such person is or was a director, officer, employee or agent of Webb against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if the person conducted himself or herself in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Our articles of incorporation limit the liability of our directors to the fullest extent permitted by Colorado law. Specifically, the articles of incorporation provide that our directors will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for:

     .    any breach of the duty of loyalty to us or our shareholders;

     . acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

     . dividends or other distributions of corporate assets that are in contravention of statutory or contractual restrictions; or

     . any transaction from which the director derives an improper personal benefit.

Liability under federal securities law is not limited by the articles of incorporation.

Item 16.  Exhibits

     3.1 Articles of Incorporation, as amended, of Webb Interactive Services, Inc. (1)
     3.2     Bylaws of Webb Interactive Services, Inc. (2)
     4.1 Specimen form of Webb Interactive Services, Inc. common stock certificate (3)
     5.1     Opinion of Counsel *
    10.1 Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC, including the Form of Warrant and Registration Rights Agreement (4)
    10.2 Promissory note dated August 25, 1999 issued by Webb to the Castle Creek Technology Partners LLC (4)
    10.3 Amendment dated December 18, 1999 to Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC (5)

    10.4 First Amendment dated December 18, 1999 to Promissory Note dated August 25, 1999 issued by Webb to Castle Creek Technology Partners LLC (5)
    10.5 Stock Purchase Warrant dated August 25, 1999, as amended, December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)
    10.6 Stock Purchase Warrant dated December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)
    10.7 Securities Purchase Agreement dated as of December 31, 1999, between Webb, Marshall Capital Management, Inc. and Castle Creek Technology Partners LLC. Included as exhibits thereto are the form of Warrant and the Registration Rights Agreement (6)
    10.9 Letter Agreement dated as of September 14, 2000 between Webb and Castle Creek. (7)
    10.10 Articles of Amendment setting forth the terms of the series B-2 convertible preferred stock (8)
    10.11 Exchange Agreement dated as of September 14, 2000, between Webb and Castle Creek (8)
    10.12 Securities Purchase Agreement dated as of February 28, 2001, between Webb and Castle Creek Technology Partners LLC. Included as exhibits thereto are the Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock, the form of Articles of Amendment for the Series C-2 Convertible Preferred Stock, the forms of Series C-1 and C-2 Warrants and the Registration Rights Agreement
            (9)
    10.13 Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock (9)
    23.1    Consent of Arthur Andersen LLP*

*    Filed herewith
(1) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3) Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.
(4) Filed with the current report on Form 8-K, filed September 2, 1999, Commission File No. 000-28462.
(5) Filed with Amendment 2 to the Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.
(6) Filed with the current report on Form 8-K, filed January 5, 2000, Commission File No. 000-28462.
(7) Filed with the current report on Form 8-K, filed September 19, 2000, Commission File No. 000-28462.
(8) Filed with the current report on Form 8-K/A, filed September 27, 2000, Commission File No. 000-28462.
(9) Filed with the current report on Form 8-K, filed March 1, 2001, Commission File No. 000-28462.


Item 17.  Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant as discussed above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on March 20, 2001.


                              WEBB INTERACTIVE SERVICES, INC.


                              By:   /s/ Perry Evans
                                    ------------------------------------
                                    Perry Evans, Chief Executive Officer

     KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Perry Evans, William R. Cullen and Lindley
S. Branson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full powers and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on the 20th day of March, 2001, by the following persons in the capacities indicated:


/s/ Perry Evans
---------------------------------------------------
Perry Evans
(President, Chief Executive Officer and a Director)

/s/ William R. Cullen
---------------------------------------------------
William R. Cullen
(Chief Financial Officer and a Director)

/s/ Stuart J. Lucko
---------------------------------------------------
Stuart J. Lucko
(Chief Accounting Officer)

/s/ Lindley S. Branson
---------------------------------------------------
Lindley S. Branson
(Director)

/s/ Robert J. Lewis
---------------------------------------------------
Robert J. Lewis
(Director)

/s/ Richard C. Jennewine
---------------------------------------------------
Richard C. Jennewine
(Director)

/s/ Timothy O'Reilly
---------------------------------------------------
Timothy O'Reilly
(Director)

/s/ Edward R. Flaherty
---------------------------------------------------
Edward R. Flaherty
(Director)

                        Webb Interactive Services, Inc.
                                   Form S-3
                               Index to Exhibits


      3.1 Articles of Incorporation, as amended, of Webb Interactive Services, Inc. (1)
      3.2     Bylaws of Webb Interactive Services, Inc. (2)
      4.1 Specimen form of Webb Interactive Services, Inc. common stock certificate (3)
      5.1     Opinion of Counsel*
     10.1 Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek
     10.2     Promissory note dated August 25, 1999 issued by Webb to the
              Castle Creek Technology Partners LLC (4)
     10.3 Amendment dated December 18, 1999 to Securities Purchase Agreement dated August 25, 1999 between Webb and the Castle Creek Technology Partners LLC (5)
     10.4 First Amendment dated December 18, 1999 to Promissory Note dated August 25, 1999 issued by Webb to Castle Creek Technology Partners LLC (5)
     10.5 Stock Purchase Warrant dated August 25, 1999, as amended, December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC
              (5)
     10.6 Stock Purchase Warrant dated December 18, 1999, issued by Webb to Castle Creek Technology Partners LLC (5)
     10.7 Securities Purchase Agreement dated as of December 31, 1999, between Webb, Marshall Capital Management, Inc. and Castle Creek Technology Partners LLC. Included as exhibits thereto are the form of Warrant and the Registration Rights Agreement (6)
     10.9 Letter Agreement dated as of September 14, 2000 between Webb and Castle Creek. (7)
     10.10 Articles of Amendment setting forth the terms of the series B-2 convertible preferred stock (8)
     10.11 Exchange Agreement dated as of September 14, 2000, between Webb and Castle Creek (8)
     10.12 Securities Purchase Agreement dated as of February 28, 2001, between Webb and Castle Creek Technology Partners LLC. Included as exhibits thereto are the Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock, the form of Articles of Amendment for the Series C-2 Convertible Preferred Stock, the forms of Series C-1 and C-2 Warrants and the Registration Rights Agreement (9)
     10.13 Articles of Amendment setting forth the terms of the Series C-1 Convertible Preferred Stock (9)
     23.1     Consent of Arthur Andersen LLP*
----------------------
*    Filed herewith
(1) Filed with the Registration Statement on Form S-3, filed January 29, 1999, Commission File No. 333-71503.
(2) Filed with the initial Registration Statement on Form SB-2, filed April 5, 1996, Commission File No. 333-3282-D.
(3) Filed with the Registration Statement on Form S-3, filed September 24, 1999, Commission File No. 333-86465.
(4) Filed with the current report on Form 8-K, filed September 2, 1999, Commission File No. 000-28462.
(5) Filed with Amendment 2 to the Registration Statement on Form S-3, filed January 3, 2000, Commission File No. 333-87887.
(6) Filed with the current report on Form 8-K, filed January 5, 2000, Commission File No. 000-28462.
(7) Filed with the current report on Form 8-K, filed September 19, 2000, Commission File No. 000-28462.
(8) Filed with the current report on Form 8-K/A, filed September 27, 2000, Commission File No. 000-28462.
(9) Filed with the current report on Form 8-K, filed March 1, 2001, Commission File No. 000-28462.